                                                                    EXHIBIT 10.1



                                                                 LOAN NO. 20-199


                                 LOAN AGREEMENT


                                     BETWEEN

                        HELLER HEALTHCARE FINANCE, INC.,
                             A DELAWARE CORPORATION

                              AS AGENT AND A LENDER

                                       AND

                 THE OTHER FINANCIAL INSTITUTIONS WHO HEREAFTER
                        BECOME PARTIES TO THIS AGREEMENT

                                   AS LENDERS

                                       AND

                              AHC BORROWER I, INC.,
                             A DELAWARE CORPORATION

                                   AS BORROWER




                                $45,000,000 LOAN

                          ALTERRA PORTFOLIO OF THIRTEEN
                           ASSISTED LIVING FACILITIES

                                TABLE OF CONTENTS



RECITALS.......................................................................................1

ARTICLE I The Loan.............................................................................2

ARTICLE II Security...........................................................................10

ARTICLE III Conditions Precedent..............................................................10

ARTICLE IV Representations and Warranties.....................................................13

ARTICLE V Affirmative Covenants...............................................................18

ARTICLE VI Negative Covenants.................................................................21

ARTICLE VII Events of Default; Acceleration of Indebtedness; Remedies.........................24

ARTICLE VIII Assignment and Participation.....................................................26

ARTICLE IX Miscellaneous......................................................................37


                     LIST OF EXHIBITS, SCHEDULES AND RIDERS

EXHIBIT  A-1  -  Legal Description of Pool 1 Properties
EXHIBIT  A-2  -  Legal Description of Pool 2 Properties
EXHIBIT  B    -  Reporting Guidelines
EXHIBIT  C    -  Litigation
EXHIBIT  D    -  Release Price and Proportionate Exit Fee for Each of the
                 Properties
EXHIBIT  E    -  AHC Properties
EXHIBIT  F    -  Joint Ventures

SCHEDULE I    -  Calculation of Net Operating Income
SCHEDULE II   -  Index of Defined Terms

RIDER         -  Senior Housing Rider

                                                                 LOAN NO. 20-199


                                 LOAN AGREEMENT


                  This LOAN AGREEMENT (this "AGREEMENT") is made this 28th day of August, 2000 between AHC BORROWER I, INC., a Delaware corporation ("BORROWER"), the financial institutions who are or hereafter become parties to this Agreement as Lenders (as defined below) and HELLER HEALTHCARE FINANCE, INC., a Delaware corporation (in its individual capacity, "HELLER"), as the "AGENT" and a Lender.

                                    RECITALS

                  A. Lenders have agreed to make a loan (the "LOAN") to Borrower in the aggregate principal amount of FORTY-FIVE MILLION and No/100 Dollars ($45,000,000.00), which Loan is comprised of a "POOL 1 LOAN" in the aggregate principal amount of TWENTY-FOUR MILLION EIGHT HUNDRED TWENTY THOUSAND and No/100 Dollars ($24,820,000.00) and a "POOL 2 LOAN" in the aggregate principal amount of TWENTY MILLION ONE HUNDRED EIGHTY THOUSAND and No/100 Dollars ($20,180,000.00), each subject to the terms and conditions contained herein. The Loan is evidenced on the Closing Date by that certain Promissory Note A of even date herewith in the original principal amount of THIRTY-SIX MILLION and No/100 Dollars ($36,000,000.00) ("NOTE A"), and by that certain Subordinated Promissory Note B of even date herewith in the original principal amount of NINE MILLION and No/100 Dollars ($9,000,000.00) ("NOTE B") (Note A and Note B and all amendments thereto and substitutions therefor (including those described in Section 1.9 below) are hereinafter collectively referred to as the "NOTES"). The terms and provisions of the Notes are hereby incorporated herein by reference in this Agreement.

                  B. Borrower is the owner of the real property more particularly described on Exhibit A-1 hereto (collectively called the "POOL 1 PROPERTIES") and the real property more particularly described on Exhibit A-2 hereto (collectively called the "POOL 2 PROPERTIES"; the Pool 1 Properties and Pool 2 Properties are sometimes referred to collectively as the "PROPERTIES" and individually as a "PROPERTY"), and the assisted living facilities and other improvements located on the Properties (collectively called the "IMPROVEMENTS"). The Properties and the Improvements are sometimes collectively called the "PROJECT".

                  C. The Properties listed on Exhibit F hereto (the "JV PROPERTIES") are each leased pursuant to a Lease Agreement (the "JV LEASES") by Borrower, as landlord, to the limited partnership or limited liability company listed on Exhibit F (each, a "JOINT VENTURE"), as tenant. Each Joint Venture has entered into an Assisted Living Consultant and Operations Agreement with Alterra with respect to the Property and Improvements it leases. Each Joint Venture has entered into a Subordination, Nondisturbance and Attornment Agreement (each, an "SNDA") with Agent.

                  D. Borrower will use the proceeds of the Loan to pay a portion of the purchase price of the Properties to Alterra Healthcare Corporation ("ALTERRA").

                  E. Borrower's obligations under the Loan will be secured by, among other things, (a) a first priority Mortgage, Assignment of Rents and Security Agreement (or a document of similar title) of even date herewith (individually, a "MORTGAGE" and collectively, the "MORTGAGES") encumbering each Property and the Improvements located thereon, (b) an Assignment of Leases and Rents of even date herewith (collectively, the "ASSIGNMENTS OF LEASES") encumbering each Property and the Improvements located thereon, (c) a Stock Pledge Agreement of even date herewith (the "PLEDGE") by Alterra of 100% of the stock of AHC Purchaser Holding, Inc. ("AHC Holding"), and (d) an Assignment of LLC Units or an Assignment of Partnership Interest, as applicable, with respect to Alterra's interest in each of the Joint Ventures (the "ASSIGNMENTS"). This Agreement, the Note, the Mortgages, the Assignments of Leases, the Environmental Indemnity, the Guaranty, the Pledge, the Assignments and any other documents evidencing or securing the Loan or executed in connection therewith, and any modifications, renewals and extensions thereof, are referred to herein collectively as the "LOAN Documents."

                  F. "AGENT" means Heller in its capacity as agent for the Lenders under this Agreement and each of the other Loan Documents and any successor in such capacity appointed pursuant to Section 8.2 below. "LENDER" or "LENDERS" means Heller in its individual capacity and its successors and permitted assigns pursuant to Section 8.1 below.

                  G. An index of defined terms appears on the attached Schedule II.

                  NOW, THEREFORE, in consideration of the foregoing and the mutual conditions and agreements contained herein, the parties agree as follows:

                                   ARTICLE I
                                    THE LOAN

         1.1. DISBURSEMENTS.

                  1.1.1. INITIAL POOL 1 FUNDING. On the Closing Date, Lenders shall disburse to Borrower from the proceeds of the Pool 1 Loan an amount up to TWENTY-FOUR MILLION FIVE HUNDRED TWENTY THOUSAND and No/100 Dollars ($24,520,000.00) (the "INITIAL POOL 1 FUNDING AMOUNT"). "CLOSING DATE" means the date of disbursement of the Initial Pool 1 Funding Amount.

                  1.1.2. POOL 2 FUNDINGS. Absent a default hereunder or under any of the other Loan Documents, Lenders shall disburse to Borrower from the proceeds of the Pool 2 Loan an amount equal to seventy percent (70%) of Borrower's cost of acquisition and/or development of each Pool 2 Property and Improvements at the time: (a) such Property and Improvements are open for business, in compliance with all applicable laws, covenants, conditions and restrictions, subdivision requirements and environmental requirements, and have a certificate of occupancy and all applicable licenses, including licenses necessary to operate an assisted living facility and, where such services are to be provided, all applicable approvals and licenses to provide care for residents with Alzheimer's disease or other forms of dementia (copies of which certificate and licenses shall have been delivered to Lender), and Borrower shall have delivered to Agent a legal opinion from Borrower's local counsel in a form acceptable to Agent stating that Borrower and/or the manager or operator of such facility holds all healthcare licenses necessary for the operation of an assisted living facility, including a facility providing Alzheimer's or dementia care where applicable, (b) (i) such Property and Improvements have achieved an occupancy level of at least twenty percent (20%) for each of the thirty (30) days preceding disbursement or (ii) at least twenty-five percent (25%) net pre-leasing as evidenced by signed resident agreements and resident cash deposits of at least $500 per occupant as of the opening date of such Property,
(c) Borrower has delivered to Agent a date-down endorsement to the title policy for such Property (including full mechanic's and materialman's lien coverage) as well as an update of the survey of such Property if the survey previously delivered to Agent is more than ninety (90) days old, each in form and substance satisfactory to Agent, (d) Borrower has delivered to Agent evidence reasonably satisfactory to Agent substantiating Borrower's cost of acquisition and development of such Property, (e) Borrower has delivered to Agent UCC, tax, judgment lien and bankruptcy searches as Agent may require, showing no unpermitted liens, (f) Borrower has delivered to Agent a current property condition report for such Property which is acceptable to Agent, and (g) Borrower has delivered to Agent such other documents as Agent may reasonably require to evidence Borrower's satisfaction of the foregoing requirements. The aggregate amount to be funded (excluding the Interest Reserve and Working Capital Reserve described below) for Pool 2 Properties shall not exceed EIGHTEEN MILLION THREE HUNDRED EIGHTY THOUSAND and No/100 Dollars ($18,380,000.00) (the "INITIAL POOL 2 FUNDING AMOUNT"). The Initial Pool 2 Funding Amount with respect to each Pool 2 Property and Improvements thereon shall not exceed the applicable amount set forth on Exhibit D hereto. Lenders shall have no obligation to fund any of the Initial Pool 2 Funding Amount after May 31, 2001.

                  1.1.3. WORKING CAPITAL RESERVE AND INTEREST RESERVE. A portion of the proceeds of the Pool 1 Loan in the amount of Three Hundred Thousand and No/100 Dollars ($300,000.00) shall not be advanced by Lenders and said amount shall be retained to fund an interest reserve for the Pool 1 Properties other than the JV Properties (and each Funded Pool 2 Property) (the "INTEREST RESERVE") and shall be advanced by Lenders to pay the interest due on that portion of the Pool 1 Loan advanced with respect to the Pool 1 Properties other than the JV Properties (and the Pool 2 Loan, upon commencement of funding thereof) to the extent that such interest for a calendar month exceeds the greater of (i) Net Cash Flow from the Pool 1 Properties other than the JV Properties (and all Funded Pool 2 Properties) for such calendar month, or (ii) the Net Cash Flow from the Project, for such calendar month, subject to the terms hereof.

                  A portion of the proceeds of the Pool 2 Loan in the amount of 9.79% of the actual Initial Pool 2 Funding Amount advanced for each Pool 2 Property (the "POOL 2 HOLDBACK") shall not be advanced by Lenders and said amount shall be retained and disbursed as follows: 22.22% of the Pool 2 Holdback for each Pool 2 Property shall be retained to fund a working capital reserve for the Pool 2 Properties (the "WORKING CAPITAL RESERVE") and shall be advanced by Lenders to pay the lesser of
(i) the ordinary and necessary operating expenses of each Pool 2 Property for which a portion of the Pool 2 Loan is disbursed pursuant to Subsection 1.1.2 herein (each, a "FUNDED POOL 2 PROPERTY") (the "OPERATING EXPENSES") to the extent that they exceed Gross Revenue (as hereinafter defined) from the Funded Pool 2 Properties, or (ii) the negative Net Cash Flow from the Project, for a calendar month, subject to the terms hereof. 77.78% of the Pool 2 Holdback for each Pool 2 Property shall be added to the Interest Reserve.

                  Lenders shall not be required to make any other disbursements from the Working Capital Reserve or the Interest Reserve, except as set forth above.

                  Absent a default hereunder or under any of the other Loan Documents, Lenders shall disburse the Working Capital Reserve subject to the following conditions:

                  (a) At least ten (10) business days prior to the date of any disbursement for Operating Expenses, Borrower shall have provided Agent with a written request for payment together with operating statements for each of the Pool 1 Properties, the Funded Pool 2 Properties and the remainder of the Project (all in form and substance acceptable to Agent) showing such working capital needs;

                  (b) Agent shall have approved the Operating Expense for which the disbursement is being used, which approval shall not be unreasonably withheld;

                  (c) Disbursements for Operating Expenses shall be made no more than once a month, with the final disbursement to be made no later than March 1, 2002; and

                  (d) The aggregate disbursements from the Working Capital Reserve shall not exceed 22.22% of the Pool 2 Holdback for the Funded Pool 2 Properties.

                  Absent a default hereunder or under any of the other Loan Documents, Lenders shall make disbursements from the Interest Reserve on the applicable Due Date for the payment of interest due on the Loan, in accordance with Section 1.4 hereof. Disbursements from the Interest Reserve shall be made no more than once a month, with the final disbursement to be made no later than March 1, 2002. The aggregate disbursements from the Interest Reserve shall not exceed Three Hundred Thousand and No/100 Dollars ($300,000.00) plus 77.78% of the Pool 2 Holdback for the Funded Pool 2 Properties. Nothing in this subsection
1.1.3 shall be deemed to relieve Borrower of its obligation to timely pay all interest which comes due on or before March 1, 2002, to the extent Lenders are not obligated under the foregoing provisions of this subsection to fund it. If Borrower has not paid all interest due on the Loan on the due date pursuant to
Section 1.4, and if Lenders make an advance of interest under this subsection which is greater than the required amount of such advance, then upon determination and notification thereof by Agent to Borrower, Borrower shall repay the excess advance within two (2) Business Days after Borrower's receipt of such notice. Such repayment shall constitute a permitted prepayment of principal, without Exit Fees and without penalty of any sort, notwithstanding any other provision of this Agreement or the Notes to the contrary. For example:

                  if prior to any Pool 2 Loan advance, on the first day of a calendar month, $100.00 of interest had accrued for the prior month (the "PRIOR MONTH") on the portion of the Pool 1 Loan advanced with respect to the Pool 1 Properties other than the JV Properties; and the Borrower paid no interest on such day; and Lenders advanced the entire $100.00 of interest due on that day (there being sufficient funds remaining in the Interest Reserve to do so): and the financial reports for the Project for the Prior Month received by Agent by the end of the month following the Prior Month show that the Net Cash Flow from the Pool 1 Properties other than the JV Properties for the Prior Month was $30.00 (and that the Net Cash Flow for the Project for the Prior Month was less than $30.00). The entire advance of $100.00 would be added to the principal balance of the Loan on the date of the advance. If Agent sends Borrower a notice stating that the Interest Reserve was overadvanced by $30.00, Borrower would then be obligated to pay back the $30.00 within two (2) Business Days after Borrower received such notice. Upon receipt of the $30.00 by Agent, the principal balance would be reduced as of that date by $30.00, the Interest Reserve would be increased by the $30.00 repayment, and such partial prepayment of principal would be allowed without penalty of any sort and without the applicability of any Exit Fee. Nothing in this example should be construed to either (i) relieve Borrower of its obligation to have paid the $30.00 on the first day of the month following the Prior Month, or (ii) require Lenders to have advanced the $30.00.

                  "NET CASH FLOW" for any period means all gross revenue ("GROSS REVENUE") collected from or in connection with the Project during such period (including rents, other occupancy payments, fees and other amounts paid by residents of the Project, expense reimbursements, interest income and forfeited security deposits); less (a) Operating Expenses actually paid during such period (including a management fee not to exceed five percent (5%) of effective gross income), and (b) deposits into reserves approved by Agent or required by the Loan Documents; provided, however, that amounts included in such reserves shall not also be included as an expense upon disbursement from such reserves.

                  1.1.4. LENDERS' OBLIGATIONS ARE SEVERAL, NOT JOINT. Notwithstanding any other provision of this Article I to the contrary, each Lender's agreement to make disbursements of the Loan under this Agreement shall be several, and not joint, and in the amount of their respective Pro Rata Share of the amount of such disbursement.

         1.2. LOAN TERM.

                  MATURITY DATE. The Loan shall mature on August 31, 2003 (the "MATURITY DATE") or any earlier date on which the Loan shall be required to be paid in full, whether by acceleration or otherwise.

         1.3. INTEREST RATE. Borrower shall pay interest on the outstanding principal balance of the Loan at a floating rate per annum equal to the Base Rate plus three and forty-five one-hundredths percent (3.45%) (the aggregate rate referred to as the "INTEREST RATE"). "BASE RATE" shall mean the rate published each day in The Wall Street Journal for notes maturing three (3) months after issuance under the caption "Money Rates, London Interbank Offered Rates (LIBOR)". The Interest Rate for each calendar month shall be fixed based upon the Base Rate published prior to and in effect on the first (1st) business day of such month; provided, however, the Interest Rate for August, 2000 shall be fixed based upon the Base Rate published prior to and in effect on the first
(1st) business day prior to the Closing Date. Interest shall be calculated based on a 360 day year and charged for the actual number of days elapsed.

         1.4. PAYMENTS.

                  1.4.1. INTEREST PAYMENTS. Borrower shall make interest payments monthly in arrears on the first (1st) day of each month, commencing on October 1, 2000, computed on the outstanding principal balance of the Loan at the Interest Rate.

                  1.4.2. PRINCIPAL PAYMENTS. Beginning on March 1, 2002 and on the first (1st) day of each month thereafter until the Maturity Date, Borrower shall make monthly principal amortization payments each in an amount equal to the outstanding principal balance of the Loan on the last day of February, 2002 (excluding accrued interest due and payable March 1, 2002), divided by 300 (representing a twenty-five (25) year straight-line amortization); provided, however, if any portion of the principal balance of the Loan is subsequently prepaid in accordance with Section 1.6 below, the required monthly payment of principal shall be reduced by the same proportion as the prepaid principal is to the outstanding principal balance immediately prior to such prepayment.

         1.5. SOURCES AND USES. The sources and uses of funds for the contemplated transaction are as follows:

                              SOURCES                                                  USES
                              -------                                                  ----
      Loan:                                                    Cash to Borrower:                  $23,570,000
      -- Initial Funding (Pool 1)         $24,520,000          Pool 2 Loan                        $18,380,000
      --Aggregate Initial Funding                              Reserves:                          $ 2,100,000
           (Pool 2)                       $18,380,000          Lender Fee:                        $   450,000
      Holdbacks:                                               Lender Closing Costs:              $   350,000
      --Interest (Pool 1)                 $   300,000          Other Closing Costs:               $   150,000
      --Pool 2                            $ 1,800,000
      Total:                              $45,000,000          Total:                             $45,000,000

                  Borrower shall deliver such information and documentation as Agent shall request to verify that the sources and uses are as indicated above. A reduction in project costs for the Pool 2 Properties shall result in an equal reduction in the amount of the Loan.

         1.6. PREPAYMENTS OF LOAN. Borrower may not prepay any of the outstanding principal balance of the Loan prior to March 1, 2001. Thereafter, Borrower may prepay the outstanding principal balance of the Loan in full at any time; provided Borrower gives Agent at least thirty (30) days prior written notice and pays Agent, for the benefit of Lenders, the Exit Fee then due. After March 1, 2001 Borrower may prepay the outstanding principal balance of the Pool 1 Loan and/or Pool 2 Loan in part at any time upon at least thirty (30) days prior written notice thereof, and, so long as no default exists hereunder or under any of the other Loan Documents, Agent shall release those certain Pool 1 Properties and/or Pool 2 Properties requested by Borrower, upon Borrower's satisfaction of each of the following conditions precedent, each as determined by Agent:

                  1.6.1. Lenders shall have disbursed the entire Initial Pool 2 Funding Amount;

                  1.6.2. Borrower shall pay the Release Price associated with each Property to be released, in the amounts set forth on Exhibit D hereto;

                  1.6.3. The amount of debt to be repaid in any single repayment shall not be less than $10,000,000;

                  1.6.4. After the repayment, the outstanding principal balance of the Loan shall not be less than $10,000,000;

                  1.6.5. The remaining Properties shall have achieved a Debt Coverage Ratio of at least 1.05:1.00 or the level otherwise required by Section 7.1(i) herein for the immediately preceding three (3) months, whichever is higher;

                  1.6.6. The Debt Coverage Ratio achieved by the remaining Properties for the immediately preceding three (3) months shall not be lower than the Debt Coverage Ratio achieved by the remaining Properties together with the Properties to be released for the immediately preceding three (3) months; provided, however, this requirement shall not apply if the remaining Properties achieved a Debt Coverage Ratio of at least 1.15:1.00 and a Project Yield of at least twelve percent (12%), each over the immediately preceding three (3) months;

                  1.6.7. The Net Value of the AHC Properties shall meet or exceed the requirements of Section 1.7.2 herein based upon the Debt Coverage Ratio of the remaining Properties for the preceding three (3) months;

                  1.6.8. The remaining Properties shall provide a Project Yield of at least eleven percent (11%) for the immediately preceding three (3) months;

                  1.6.9. Borrower shall pay Agent, for the benefit of Lenders, an amount equal to the Proportionate Exit Fee with respect to the Properties being released as set forth on Exhibit D hereto; and

                  1.6.10. Alterra (or an affiliate of Alterra) shall have acquired, free and clear of all liens and encumbrances and rights to purchase (other than those in favor of Agent), all partnership and membership interests (of every sort and nature) in all of the Joint Ventures, and either enter into an Assignment thereof in favor of Agent satisfactory to Agent, or cancel all of the JV Leases and have Borrower enter into Management Contracts with Alterra with respect to such Properties (together with Collateral Assignments of Management Agreements in favor of Agent with respect thereto).

                  "DEBT COVERAGE RATIO" means the ratio of (i) Net Operating Income from the Project for a particular period, to (ii) payments of interest and principal due on the Loan for the same period; provided, however, solely for purposes of calculating the Debt Coverage Ratio, the interest rate in effect for any period shall be deemed not to be greater than the initial Interest Rate plus two percent (2%) and not less than the initial Interest Rate less two percent (2%).

                  "PROJECT YIELD" means the quotient, of (x) the Net Operating Income for the applicable period from the Properties subject to the Loan, as determined by Agent's audit, at Borrower's expense, or as determined by Agent, divided by (y) the then current outstanding principal balance of the Loan plus all accrued but unpaid interest thereon.

         1.7. AHC PROPERTIES. Borrower represents and warrants to Agent and Lenders that AHC Purchaser, Inc. ("AHC") owns the real property listed on Exhibit E hereto (the "AHC PROPERTIES"), subject to the GMAC Loan, but free of all loans and security interests in favor of others, other than real estate taxes not yet due and payable and purchase money financing and liens permitted under the GMAC Loan Documents. A breach of any of the following requirements with respect to the AHC Properties, AHC Holding or AHC, as determined by Agent, shall be a default under this Agreement:

                  1.7.1. None of the AHC Properties may hereafter be sold, transferred, encumbered, ground leased, master leased or refinanced without Agent's and Requisite Lenders' prior written consent; provided, however, so long as Borrower provides Agent with reasonable advance notice thereof together with such financial information or other evidence as Agent may reasonably require to show that following any such transaction the Net Value of the AHC Properties will continue to meet or exceed the amounts required under subsection 1.7.2 below, then AHC may enter into such a transaction.

                  1.7.2. The market value of the AHC Properties, net of AHC's aggregate liabilities, including without limitation, the GMAC Loan (the "NET VALUE"), all as determined by Agent based in part on historical operating statements for such Properties, shall not be less than the value specified below corresponding to the actual Debt Coverage Ratio of the Project for the immediately preceding three (3) months:

    Debt Coverage Ratio of the Project       Minimum Net Value of AHC Properties
    ----------------------------------       -----------------------------------
         less than 1.00:1.00                          $20,000,000

             1.00:1.00                                $15,000,000

             1.05:1.00                                $10,000,000

             1.10:1.00                                $ 5,000,000

             1.20:1.00                                $         0

                  1.7.3. AHC shall maintain a debt service coverage ratio (Net Operating Income for the AHC Properties divided by payments of interest and principal due on any loans encumbering the AHC Properties for the same period) of at least 1.35:1.00; provided, however, solely for purposes of calculating the debt service coverage ratio, the interest rate in effect for any period shall be deemed not to be greater than the interest rate under the GMAC Loan in effect on the Closing Date, plus two percent (2%), and not less than the interest rate under the GMAC Loan in effect on the Closing Date, less two percent (2%).

                  1.7.4. Borrower shall deliver to Agent, at least thirty (30) days after the end of each calendar quarter and seven (7) days prior to each Initial Pool 2 Funding Amount disbursement, financial reports for AHC Holding, AHC and the AHC Properties, in a form acceptable to Agent, demonstrating compliance with the above requirements for the previous three (3) months.

                  1.7.5. "GMAC LOAN" means a certain loan or loans made by GMAC Commercial Mortgage Corporation ("GMAC") to AHC in the aggregate principal amount of Sixty Million Dollars ($60,000,000.00) evidenced by a Loan Agreement dated as of January 28, 2000 and the "Loan Documents" as defined therein.

                  1.7.6. Not more often than once per quarter Borrower may request the right to substitute other properties for one or more of the AHC Properties, subject to the following conditions: (i) all Pool 2 Properties must be Funded Pool 2 Properties before Borrower shall make any such request; (ii) Agent may accept or deny such request in its sole but reasonable discretion;
(iii) Agent shall determine the value of the AHC Property to be released and the properties to be added in its sole reasonable discretion; (iv) Borrower shall provide Agent with any information regarding such properties reasonably requested by Agent, including without limitation, appraisals, environmental reports and engineering reports, all to be prepared at Borrower's sole cost; (v) regardless of whether or not Agent accepts or denies Borrower's request, Borrower shall reimburse Agent for all reasonable costs incurred by Agent in evaluating such request, including without limitation, legal fees, accounting audits, appraisals and any costs in connection with the negotiation or preparation of documents; (vi) if Agent accepts such request, all documentation shall be in a form reasonably required by

Agent and Borrower shall pay all taxes, filing fees and recording fees in connection with the substitution; and (vii) if Agent accepts such request, Borrower shall remain bound by the conditions of this Section 1.7, which conditions shall apply to both the remaining AHC Properties, if any, and the substituted properties. Notwithstanding Borrower's rights above to substitute the AHC Properties, Borrower shall have no right to substitute any of the Properties constituting the Project.

         1.8. EXIT FEE. As additional consideration for entering into this Agreement and making the Loan, Borrower shall, on the date payment in full of the Loan is made, pay to Agent for the benefit of Lenders, an amount (the "FINAL EXIT FEE") equal to (A) Four Hundred Fifty Thousand and No/100 Dollars ($450,000.00), less (B) the sum of the Proportionate Exit Fees, if any, paid to Agent, for the benefit of Lenders, pursuant to Section 1.6 above, plus (C) if the Loan is repaid in full prior to March 1, 2001, the amount of interest Agent estimates would have been payable under this Agreement with respect to the Loan from and after the date the Loan is repaid in full through February 28, 2001 (whether at maturity, prepayment, acceleration or otherwise).

         1.9. DELIVERY OF NOTES. Borrower shall execute and deliver to each Lender a Note or Notes to evidence the Loan, such Note(s) to be in the principal amount of such Lender's Pro Rata Share of the Loan. In the event of an assignment under Section 8.1 below, Borrower shall, upon surrender of the assigning Lender's Note(s), issue new Note(s) to reflect the interests of the assigning Lender and the Person to which interests are to be assigned.

                                   ARTICLE II
                                    SECURITY

         2.1. COLLATERAL. The Loan and all other indebtedness and obligations under the Loan Documents shall be secured by the following (collectively, the "COLLATERAL"): (a) the Mortgages, (b) the Assignments of Leases, (c) the Pledge,
(d) the Assignments, and (e) any other collateral or security described in this Agreement or reasonably required by Agent or Lenders in order to secure the Loan as contemplated by this Agreement.

                                  ARTICLE III
                              CONDITIONS PRECEDENT

                  Lenders' obligation to disburse the Initial Pool 1 Funding Amount and each disbursement of the Pool 2 Loan is subject to satisfaction of all of the following conditions:

         3.1. LOAN DOCUMENTS. Agent shall have received the following Loan Documents, all in form and substance satisfactory to Agent:

                (a)      this Agreement;

                (b)      the Notes;

                (c)      the Mortgages;

                  (d) the Assignments of Leases;

                  (e) such Uniform Commercial Code financing statements as Lender may require;

                  (f) a guaranty (the "GUARANTY") executed by Alterra;

                  (g) a hazardous wastes indemnity agreement ("ENVIRONMENTAL INDEMNITY") executed by Borrower and Alterra;

                  (h) an assignment of the management contract for each Property (collectively, the "MANAGEMENT CONTRACTS") between Borrower or a Joint Venture, as applicable, and Alterra as manager;

                  (i) the Pledge;

                  (j) the Assignments and the SNDAs; and

                  (k) Subordination Agreements with respect to any leases or subleases of the Properties located in California, Kansas, Florida and Texas, executed by Borrower as lessor, or a Joint Venture, as sublessor, and Alterra as tenant (collectively, the "SUBORDINATIONS").

         3.2. BORROWER'S EQUITY. On the Closing Date, Agent shall have received evidence satisfactory to Agent that Borrower has invested cash equity in the Project in an aggregate amount not less than Fifteen Million and No/100 Dollars ($15,000,000.00) ("BORROWER'S EQUITY").

         3.3. APPRAISAL. Agent shall obtain an appraisal report for the Project, in form and content acceptable to Agent, prepared by an independent MAI appraiser in accordance with the Financial Institutions Reform, Recovery and Enforcement Act ("FIRREA") and the regulations promulgated pursuant to such act.

         3.4. TITLE POLICY AND ENDORSEMENTS. Agent shall have received a commitment for title insurance in an amount and issued by a title insurance company satisfactory to Agent. On the Closing Date, Agent shall receive title insurance policies (collectively, the "TITLE POLICY"), acceptable to Agent, insuring marketability of title and insuring that the lien of each of the Mortgages is a valid first lien on the respective Property, subject only to exceptions to title approved by Agent. The Title Policy shall also contain any reinsurance and endorsements required by Agent including without limitation creditors' rights, zoning 3.1 (with parking), negative amortization, survey, access, tax parcel, subdivision, contiguity, non-imputation, variable rate, usury, last dollar, first loss, tie-in, subsequent disbursements and extended coverage endorsements (Comprehensive Form 1), to the extent available in the state where the respective Property is located.

         3.5. SURVEY. Agent shall have received and approved a survey of each of the Properties and the Improvements thereon, dated no more than forty-five (45) days prior to the Closing Date, prepared by a registered land surveyor in accordance with the 1992 American Land Title Association/ American Congress on Surveying and Mapping Standards and certified in favor of Lenders and Agent and the title insurer. The surveyor shall certify that each Property is not in a flood hazard area as identified by the Secretary of Housing and Urban Development. The surveys shall be sufficient for the title insurer to remove the general survey exception.

         3.6. ENVIRONMENTAL REPORT. Agent shall have received a Phase I Environmental audit of each of the Properties. The audit shall (i) be addressed to Agent and Lenders; (ii) state that Agent and Lenders may rely thereon; and
(iii) be acceptable to Agent in its sole discretion.

         3.7. LEASES. All leases, licenses and other agreements with regard to the occupancy of each of the Properties (whether entered into by Borrower, a Joint Venture or Alterra), including patient and resident care agreements and service agreements which include an occupancy agreement (collectively, "LEASES") shall be in form and substance reasonably acceptable to Agent, except for month-to-month non-residential leases of less than 500 square feet ("EXCLUDED LEASES"). Borrower shall submit for Agent's approval a copy of the form of residential Lease Borrower proposes to utilize at each of the Properties, and all residential Leases entered into after the Closing Date shall be on forms reasonably approved by Agent without material modifications. Agent must approve all non-residential Leases of any part of the Project (other than Excluded Leases). On the Closing Date: (a) all existing Leases (other than Excluded Leases) shall be in full force and effect and (b) Borrower shall submit a certified rent roll for each of the Pool 1 Properties, certifying that all existing Leases are listed therein. If any non-residential Leases (other than Excluded Leases) exist or are hereafter entered into with respect to a Property, each tenant thereunder shall execute and deliver to Agent prior to the Closing or prior to execution thereof by Borrower, as applicable, a subordination and attornment agreement in a form acceptable to Agent.

         3.8. INSURANCE. Borrower shall have provided Agent with and Agent shall have approved copies of certificates evidencing the insurance policies required to be delivered pursuant to the Mortgages.

         3.9. COMPLIANCE WITH LAWS. Borrower shall have submitted and Agent shall have approved (a) a final certificate of occupancy (or the equivalent) for each of the Properties and the Improvements thereon for which a disbursement has been made, (b) evidence satisfactory to Agent that each of the Properties and the Improvements thereon comply in all material respects with all applicable laws (including, without limitation, all building, zoning, density, land use, ordinances, regulations and planning requirements), covenants, conditions and restrictions, subdivision requirements (including, without limitation, parcel maps), and environmental impact and other environmental requirements.

         3.10. COMMITMENT FEE. Borrower shall have paid Agent a commitment fee in the amount of Four Hundred Fifty Thousand and No/100 Dollars ($450,000.00) which commitment fee shall be nonrefundable and shall be deemed fully earned upon receipt.

         3.11. AUDIT REQUIREMENT. Agent shall have received an audit of the Project which is satisfactory to Agent.

         3.12. MANAGEMENT CONTRACTS. Agent shall have approved the Management Contracts.

         3.13. GMAC LOAN DOCUMENTS. The documents evidencing the GMAC Loan shall be acceptable to Agent and shall permit the execution and performance of the Pledge.

         3.14. ADDITIONAL ITEMS. Agent shall have received such other items as Agent may reasonably require.


                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES

                 As an inducement to Lenders to disburse the Loan, Borrower hereby represents and warrants to Lenders and Agent as follows, which representations and warranties shall be true as of the date hereof and shall remain true throughout the term of the Loan:

         4.1. BORROWER EXISTENCE. Borrower is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware with its principal place of business in Milwaukee, Wisconsin. Borrower is in good standing and authorized to transact business in each of the states in which the Properties are located. The Loan Documents have each been duly authorized, executed and delivered and each constitutes the duly authorized, valid and legally binding obligation of Borrower and the Principals, as the case may be, enforceable against Borrower and the Principals, as the case may be, in accordance with their respective terms.

         4.2.    STOCKHOLDERS.

         4.2.1. STOCKHOLDER'S EXISTENCE. Alterra is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware with its principal place of business in Milwaukee, Wisconsin. Alterra is in good standing and authorized to transact business in Wisconsin and in each of the other states in which the Properties and its other material assets are located.

         4.2.2. PRINCIPALS. "PRINCIPALS" shall mean Alterra, AHC, AHC Holding and each Joint Venture.

         4.2.3. OWNERSHIP OF BORROWER. Alterra owns one hundred percent (100%) of the issued and outstanding stock in Borrower free and clear of all liens, claims, encumbrances and rights of others.

         4.3. AUTHORITY. The Board of Directors of Borrower and the Executive Committee thereof shall have authority to make all material business decisions (including a sale or refinance) for Borrower during the term of the Loan.

         4.4. CORPORATE DOCUMENTS. A true and complete copy of the articles of incorporation and by-laws, partnership agreements and operating agreements, as applicable, of Borrower and each Principal and all other documents creating and governing Borrower and each Principal, respectively, including without limitation, the Subscription Agreement between Alterra and various accredited investors referencing a delivery date not later than December 31, 1999, the Subscription Agreement (Second Offering) between Alterra and various accredited investors referencing a delivery date not later than February 4, 2000 and the Joint Venture Agreement dated as of March 31, 1999 between Alterra (then known as Alternative Living Services, Inc.) and Elderly Living VIII, Limited Partnership (the "JOINT VENTURE AGREEMENT") (collectively, the "INCORPORATION DOCUMENTS") have been furnished to Agent. There are no other agreements, oral or written, among any of the owners of any ownership interests in Borrower, AHC Holding or AHC relating to any of them. There are no other agreements to which Alterra or any Joint Venture is a party which would affect, modify or supercede the Incorporation Documents of Alterra or any Joint Venture. The Incorporation Documents were duly executed and delivered, are in full force and effect, and binding upon and enforceable in accordance with their terms. The Incorporation Documents constitute the entire understanding among the shareholders of Borrower, AHC and AHC Holding, respectively. No breach exists under the Incorporation Documents and no act has occurred and no condition exists which, with the giving of notice or the passage of time would constitute a breach under the Incorporation Documents.

         4.5. OTHER AGREEMENTS. Neither Borrower nor any Principal (excluding Alterra) is in default under any material contract, agreement or commitment to which it is a party. Alterra is not in default, beyond any applicable notice and cure periods, under any material contract, agreement or commitment to which it is a party. The execution, delivery and compliance with the terms and provisions of this Agreement and the Loan Documents will not (i) to the best of Borrower's knowledge, violate any provisions of law or any applicable regulation, order or other decree of any court or governmental entity, or (ii) conflict or be inconsistent with, or result in any default under, any contract, agreement or commitment to which Borrower or any Principal is bound. Borrower has delivered to Agent copies of any agreements (including leases) between Borrower and any Affiliate related in any way to the Project and any other agreements or documents materially affecting the use and operation of the Project.

         4.6. PROPERTIES. Fee simple title to each Property is owned by Borrower free and clear of all liens, claims, encumbrances, covenants, conditions and restrictions, security interests and claims of others, except only such exceptions shown on the Title Policy (subject to Borrower's obligations herein to remove any mechanic's liens or other title exceptions) as have been approved in writing by Agent. To the best of Borrower's knowledge, each Pool 1 Property and the Improvements thereon is in compliance in all material respects with all zoning requirements, building codes, subdivision improvement agreements, and all covenants, conditions and restrictions of record. On or before the Initial Pool 2 Funding Amount is disbursed for a particular Pool 2 Property, such Pool 2 Property and the Improvements thereon will be, to the best of Borrower's knowledge, in compliance in all material respects with all zoning requirements, building codes, subdivision improvement agreements, and all covenants, conditions and restrictions of record. The zoning and subdivision approval of each Property and the right and ability to, use or operate the Improvements are not in any way dependent on or related to any real estate other than such Property. To the best of Borrower's knowledge, there are no, nor are there any alleged or asserted, violations of law, regulations, ordinances, codes, permits, licenses, declarations, covenants, conditions, or restrictions of record, or other agreements relating to the Project, or any part thereof.

         4.7. PROPERTY ACCESS. Each Property is accessible through fully improved and dedicated roads accepted for maintenance and public use by the public authority having jurisdiction.

         4.8. UTILITIES. All utility services necessary and sufficient for the use or operation of each Property and the Improvements thereon are available including water, storm, sanitary sewer, gas, electric and telephone facilities.

         4.9. FLOOD HAZARDS/WETLANDS. No Property is situated in an area designated as having special flood hazards as defined by the Flood Disaster Protection Act of 1973, as amended, or as a wetlands by any governmental entity having jurisdiction over any Property.

         4.10. TAXES/ASSESSMENTS. There are no unpaid or outstanding real estate or other taxes or assessments on or against any Property or Improvements or any part thereof, except general real estate taxes not yet due or payable. Copies of the current general real estate tax bills with respect to each Property and the Improvements thereon have been delivered to Agent. Said bills cover the entire Project and do not cover or apply to any other property. There is no pending or contemplated action pursuant to which any special assessment may be levied against any portion of the Project.

         4.11. EMINENT DOMAIN. There is no eminent domain or condemnation proceeding pending or, to the best of Borrower's knowledge threatened, relating to any Property or Improvements.

         4.12.   LITIGATION.

         4.12.1. Except as set forth in Exhibit C, there is no litigation, arbitration or other proceeding or governmental investigation pending or, to the best of Borrower's knowledge, threatened against or relating to Borrower or any of its property, assets, or business, including the Project, which if decided adversely would affect the business, affairs, assets or financial condition of Borrower, the Project, or the prospects for repayment of the Loan.

         4.12.2. Except as set forth in Exhibit C, there is no litigation, arbitration or other proceeding or governmental investigation (collectively, a "PROCEEDING") pending or, to the best of Borrower's knowledge, threatened against or relating to Alterra or any of its property, assets, or business and for which Alterra's insurance company has designated a reserve greater than $500,000 or which, if decided adversely would reasonably be expected to result in liability to Alterra in excess of $500,000.

         4.12.3. Except as set forth in Exhibit C, there is no Proceeding pending or, to the best of Borrower's knowledge, threatened against or relating to AHC, AHC Holding or any of their respective property, assets, or business, including the AHC Properties, which if decided adversely would reasonably be expected to have a material adverse effect on the business, affairs, assets or financial condition of AHC, AHC Holding, the AHC Properties, or the prospects for repayment of the GMAC Loan. For purposes of this subsection 4.12.3 only, an uninsured claim in excess of $250,000 arising out of any Proceeding shall be deemed to have a material adverse effect.

         4.13. ACCURACY. Neither this Agreement nor any document, financial statement, credit information, certificate or statement furnished to Agent by Borrower or the Principals contains any untrue statement of a material fact or omits to state a material fact which would affect any Lenders' decision to make the Loan.

         4.14. FOREIGN OWNERSHIP. Neither Borrower nor any Principal is or will be held, directly or indirectly, by a "FOREIGN CORPORATION", "FOREIGN PARTNERSHIP", "FOREIGN TRUST", "FOREIGN ESTATE", "FOREIGN PERSON", "AFFILIATE" of a "FOREIGN PERSON" or a "UNITED STATES INTERMEDIARY" of a "FOREIGN PERSON" within the meaning of IRC Sections 897 and 1445, the Foreign Investments in Real Property Tax Act of 1980, the International Foreign Investment Survey Act of 1976, the Agricultural Foreign Investment Disclosure Act of 1978, or the regulations promulgated pursuant to such Acts or any amendments to such Acts.

         4.15. SOLVENCY. Neither Borrower, nor any Principal is insolvent and there has been no: (i) assignment made for the benefit of the creditors of any of them; (ii) appointment of a receiver for any of them or for the property of any of them; or (iii) bankruptcy, reorganization, or liquidation proceeding instituted by or against any of them.

         4.16. FINANCIAL STATEMENT/NO CHANGE. Borrower has heretofore delivered to Agent copies of the financial statements dated June 30, 2000 of Borrower, Alterra and AHC. Said financial statements were prepared on a basis consistent with that of preceding years, and all of such financial statements present fairly the financial condition of Borrower, Alterra and AHC as of the dates in question and the results of operations for the periods indicated. Since the dates of such statements, there has been no material adverse change in the business or financial condition of either Borrower, Alterra or AHC. Neither Borrower nor Alterra nor AHC has any material contingent liabilities not provided for or disclosed in said financial statements. AHC has delivered collateral value statements for the AHC Properties prepared on a basis which is acceptable to Agent and certified as true and correct by AHC. There has been no material adverse change since June 30, 2000 in the business operations, credit, prospects or financial condition of Borrower, Alterra, AHC or the Project.

         4.17.   SINGLE ASSET ENTITIES.

                 4.17.1. Borrower: (i) does not hold, directly or indirectly, any ownership interest (legal or equitable) in any real or personal property other than the interest which it owns in the Project, any personal property used in connection therewith, any Leases thereof and any contract rights with respect thereto; (ii) is not a shareholder or partner or member of any other entity; and
(iii) does not conduct any business other than the ownership, management and operation of the Property.

                 4.17.2. AHC: (i) does not hold, directly or indirectly, any ownership interest (legal or equitable) in any real or personal property other than the interest which it owns in the AHC Properties, the Improvements thereto, any personal property used in connection therewith, any Leases thereof and any contract rights with respect thereto; (ii) is not a shareholder or partner or member of any other entity; (iii) does not conduct any business other than the ownership, management and operation of the AHC Properties; and (iv) does not have any employees.

                 4.17.3. AHC Holding: (i) does not hold, directly or indirectly, any ownership interest (legal or equitable) in any real or personal property other than the interest which it owns in AHC; (ii) is not a shareholder or partner or member of any entity other than AHC; (iii) does not conduct any business other than the ownership of the stock of AHC; (iv) does not have any outstanding debts or liabilities, other than a pledge of the stock of AHC in favor of GMAC; and (v) does not have any employees.

                 4.17.4. Each Joint Venture (i) does not hold, directly or indirectly, any ownership interest (legal or equitable) in any real or personal property other than the interest which it owns as tenant in the corresponding Property listed on Exhibit F; (ii) is not a shareholder or partner or member of any other entity; (iii) does not conduct any business other than pursuant to its tenancy of its respective JV Property; and (iv) does not have any employees.

         4.18. NO BROKER. No brokerage commission or finder's fee is owing to any broker or finder arising out of any actions or activity of Borrower in connection with the Loan.

         4.19. YEAR 2000 COMPLIANCE. Borrower has made an assessment of the microchip and computer-based systems and the software used in its business and has determined that it is "YEAR 2000 COMPLIANT". For purposes of this paragraph, "YEAR 2000 COMPLIANT" means that all software, embedded microchips and other processing capabilities utilized by, and material to the business operations or financial condition of, Borrower are able to interpret, store, transmit, receive and manipulate data on and involving all calendar dates correctly and without causing any abnormal ending scenarios in relation to dates in and after the Year 2000. Borrower is not aware of any circumstances that would be reasonably likely to result in a material adverse change in the business or financial condition of Borrower as a result of Borrower's failure to become Year 2000 Compliant prior to January 1, 2000. Borrower will promptly notify Agent if Borrower becomes aware of any such circumstances after the date hereof.

         4.20. EMPLOYEES. Borrower does not have any employees and shall not have any employees until after the date on which the entire principal balance of the Loan and all interest thereon and all other sums due pursuant to the Loan Documents have been repaid in full (the "REPAYMENT DATE").

         4.21. AHC HOLDING AND AHC. AHC Holding is a corporation, duly formed, validly existing and in good standing under the laws of the State of Delaware with its principal place of business in Milwaukee, Wisconsin. AHC is a corporation, duly formed, validly existing and in good standing under the laws of the State of Delaware with its principal place of business in Wichita, Kansas. AHC is in good standing and authorized to transact business in each of the states in which the AHC Properties are located. The execution and performance of the Pledge by Alterra will not violate, be in conflict with, or result in a default under, any contract, agreement or commitment to which any Principal or Borrower is bound. Alterra owns 100% of the outstanding capital stock of AHC Holding free and clear of any liens, encumbrances or rights to purchase. AHC Holding owns 100% of the outstanding capital stock of AHC free and clear of any liens, encumbrances or rights to purchase except for a pledge thereof to GMAC as security for the GMAC Loan. No person or entity has any right to have any capital stock of AHC or AHC Holding issued (whether through the exercise of options, warrants or otherwise). AHC owns fee simple title to the AHC Properties. AHC does not have any liabilities other than the GMAC Loan, which is not greater than Sixty Million and No/100 Dollars ($60,000,000.00), and indebtedness permitted by the GMAC Loan Documents. Neither AHC nor AHC Holding is in default of any of its obligations under or with respect to the GMAC Loan or any other material agreement, instrument or other document to which AHC or AHC Holding is bound or by which any property of AHC or AHC Holding is encumbered.

         4.22. JOINT VENTURES. The Joint Venture tenants listed on Exhibit F are either limited partnerships or limited liability companies, as applicable, duly formed, validly existing and in good standing under the laws of the State of Delaware and in good standing in the state in which their respective tenancy exists, with their respective principal places of business in the state in which their respective tenancy exists. The execution and performance of the SNDAs by the Joint Ventures will not violate, be in conflict with, or result in a default under, any contract, agreement or commitment to which Borrower or any Principal is bound. Alterra is the general partner or manager of each Joint Venture.


                                   ARTICLE V
                              AFFIRMATIVE COVENANTS

         5.1. INSPECTION. Subject to the rights of tenants under Leases, Agent and its and Lenders' authorized agents may enter upon and inspect the Project at all reasonable times upon notice given orally or in writing to Borrower. Agent, at Borrower's expense, shall retain one or more independent consultants to periodically inspect the Project and all documents, drawings, plans, and consultants' reports relating thereto. On the first (1st) day of each month during the term of the Loan, Borrower shall pay to Agent, in addition to all other amounts due under the Loan Documents, the sum of Two Hundred Fifty and No/100 Dollars ($250.00) for each Pool 1 Property and Funded Pool 2 Property, which Agent shall apply against the cost of the aforesaid inspections. If Agent does not inspect a particular Pool 1 Property or Funded Pool 2 Property at least once per year, Agent shall refund the inspection fees for such Property paid by Borrower for such year.

         5.2. BOOKS AND RECORDS/AUDITS. Borrower shall keep and maintain at all times at Borrower's address stated below, or such other place as Agent may approve in writing, complete and accurate books of accounts and records adequate to reflect the results of the operation of the Project on a Property-by-Property basis (including computations of Net Cash Flow) and to provide the financial statements required to be provided to Agent pursuant to Section 5.3 below and copies of all written contracts, correspondence, reports of Agent's independent consultant, if any, and other documents affecting the Project. Agent and its designated agents shall have the right to inspect and copy any of the foregoing. Additionally, Agent may audit and determine, in Agent's sole and absolute discretion, the accuracy of Borrower's records and computations. The costs and expenses of the audit shall be paid by Borrower if the audit discloses a monetary variance in any financial information or computation (including the computation of Net Cash Flow) equal to or greater than the greater of: (i) five percent (5%); or (ii) Twenty-Five Thousand and No/100 Dollars ($25,000.00) more than any computation submitted by Borrower.

         5.3. FINANCIAL STATEMENTS; BALANCE SHEETS. Borrower shall furnish to Agent and shall cause the Principals to furnish to Agent such financial statements and other financial information as Agent may from time to time reasonably request. All such financial statements shall show all material contingent liabilities and shall accurately and fairly present the results of operations and the financial condition of Borrower at the dates and for the period indicated. Without limitation of the foregoing, Borrower shall furnish to Agent and shall cause Principals to furnish to Agent the following statements:

                 5.3.1. MONTHLY AND ANNUAL OPERATING STATEMENTS. Statements of the operation of the Project and of the AHC Properties (including monthly operating statements and monthly schedules of receivables) as of the last day of each month, to be delivered within thirty (30) days after the end of each month and certified by Borrower or AHC, as applicable, as true, correct, and complete, and yearly statements of the operation of the Project and of the AHC Properties, to be delivered within ninety (90) days after the end of each fiscal year and certified by Borrower or AHC, as applicable, as true, correct, and complete. A current, certified rent roll for the Project shall be delivered to Agent prior to the funding of any Pool 2 Property and upon Agent's written request.

                 5.3.2. ANNUAL BALANCE SHEETS AND FINANCIAL STATEMENTS. Within ninety (90) days of the end of each fiscal year of Alterra: (i) annual audited consolidated financial statements of Alterra, prepared in accordance with generally accepted accounting principles and fairly presenting in all material respects the consolidated financial position of Alterra and its consolidated subsidiaries; and (ii) annual unaudited financial statements of Borrower, AHC and AHC Holding, prepared on a basis consistent with Alterra's financial statements and fairly presenting the financial position of Borrower, AHC or AHC Holding, as applicable.

                  5.3.3. AUDITS. If Borrower fails to furnish or cause to be furnished promptly any report required by this Section 5.3, or if Agent reasonably deems such reports to be unacceptable as to form or scope, Agent may elect (in addition to exercising any other right and remedy) to conduct an audit of all books and records of Borrower and/or such other Principal which in any way pertain to the Project and to prepare the statement or statements which Borrower failed to procure and deliver. Such audit shall be made and such statement or statements shall be prepared at Agent's option, either internally by Agent or by an independent firm of certified public accountants to be selected by Agent. Borrower shall pay all reasonable costs and expenses of the audit and other services, whether performed internally or by an independent firm, which costs and expenses shall be immediately due and payable with interest thereon at the default rate contained in the Notes.

         5.4. USE OF PROCEEDS. Borrower shall use the proceeds of the Loan for proper business purposes. No portion of the proceeds of the Loan shall be used by Borrower in any manner that might cause the borrowing or the application of such proceeds to violate Regulation G, Regulation U, Regulation T or Regulation X or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Securities Act of 1933 or the Securities Exchange Act of 1934.

         5.5. NOTICE OF LITIGATION OR DEFAULT. Borrower shall promptly provide Agent with:

                  (a) without in any way limiting clause (c) or (d) below, written notice of any litigation, arbitration, or other proceeding or governmental investigation pending or, to Borrower's or any Principal's knowledge, threatened against or relating to Borrower, any Principal (other than Alterra), or the Project or the AHC Properties which if decided adversely would reasonably be expected to result in an uninsured loss of at least $250,000;

                  (b) without in any way limiting clause (c) or (d) below, written notice of any litigation, arbitration, or other proceeding or governmental investigation pending or, to Borrower's or any Principal's knowledge, threatened against or relating to Alterra, or any of its property, assets or business, which if decided adversely would reasonably be expected to result in an uninsured loss of at least $500,000;

                  (c) a copy of all notices of default and violations of laws, regulations, codes, ordinances and the like received by Borrower or any Principal relating to Borrower, Alterra (but only with respect to the Project or the AHC Properties), any Principal (other than Alterra), the Collateral, the Project or the AHC Properties, and which is required to be reported to the national office of Alterra pursuant to the reporting guidelines attached hereto as Exhibit B or which is actually reported to or filed with the national office of Alterra; and

                  (d) a copy of all notices of default received by AHC or AHC Holding with respect to the GMAC Loan.

         5.6. AFFILIATE TRANSACTIONS. Prior to entering into any agreement with an Affiliate pertaining to the Project, Borrower shall deliver to Agent a copy of such agreement, which shall be satisfactory to Agent in its sole discretion. If requested by Agent, such agreement shall provide Agent the right to terminate it upon Agent's or Lenders' (or their designee's) acquisition of the Project through foreclosure, a deed-in-lieu of foreclosure, UCC sale or otherwise.

                  "AFFILIATE" means with respect to any individual, trust, estate, partnership, limited liability company, corporation or any other incorporated or unincorporated organization (each a "PERSON"), a Person that directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with Borrower or any Principal; any officer, director, partner or shareholder of such Borrower or any Principal; any relative of any of the foregoing. The term "CONTROL" means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

         5.7. ADVERTISEMENT. Borrower agrees to allow Agent and Lenders to advertise in the various news or financial media that Agent and Lenders have provided financing to Borrower.

         5.8. CORONA, CALIFORNIA PARKING LOT. Borrower shall use all reasonable efforts to cause Alterra to acquire fee simple title to the parking lot (the "PARKING LOT") adjacent to the Corona, California Property as soon as possible after the Closing Date, and immediately thereafter cause Alterra to convey such title to Borrower. Agent acknowledges that Alterra has an option (which it has exercised) to purchase the Parking Lot from the current owner and such owner is in default of its obligations thereunder. Borrower will notify Agent in writing upon Alterra's and Borrower's acquisition of the Parking Lot and Borrower shall execute, and Borrower shall cause Alterra to execute, all documents requested by Agent to add the Parking Lot to the Collateral and the lien of the applicable Mortgage.

                                   ARTICLE VI
                               NEGATIVE COVENANTS

         6.1. NO AMENDMENTS. Borrower shall not amend, modify or terminate, or permit the amendment, modification or termination of:

                  (a) the Articles of Incorporation or By-Laws of Borrower, AHC or AHC Holding;

                  (b) the Management Contracts;

                  (c) until such time as Alterra acquires 100% of the ownership interests in a Joint Venture, the Limited Partnership Agreements or Operating Agreements of such Joint Venture, such JV Lease;

                  (d) until such time as Alterra acquires 100% of the ownership interests in the Joint Venture with respect to the Winter Haven, Florida Property, the Joint Venture Agreement as it relates to the Winter Haven, Florida Property; or

                  (e) any other lease or sublease to Alterra by Borrower or a Joint Venture with respect to the Properties in California, Kansas, Florida and Texas.

         6.2. NO ADDITIONAL INDEBTEDNESS. Borrower shall not, without Agent's and Lenders' prior written consent, incur additional indebtedness, except for trade payables in the ordinary course of business and purchase money indebtedness incurred with respect to personal property used at the Property not to exceed $200,000 each with respect to the Winter Haven, Florida Property and Frederick, Maryland Property and $100,000 with respect to any other Property at any time outstanding.

         6.3. NO COMMINGLING FUNDS. Within ninety (90) days of the Closing Date Borrower shall have in place a separate bank account into which all money owed to Borrower (and no other money) shall be deposited (the "ACCOUNT"). Once the Account is in place, Borrower shall not commingle the funds in the Account with any other funds; provided, however, that Borrower may make distributions from the Account (if not otherwise prohibited hereunder) to Alterra as its shareholder owner so long as no Event of Default is continuing. The Account shall be subject to a lockbox agreement in favor of Agent and in form reasonably satisfactory to Agent, providing that during the continuance of an Event of Default, no funds may be transferred from the Account except to Agent or to unaffiliated third parties for the payment of Operating Expenses for any Property.

         6.4. PROPERTY MANAGER. Borrower shall not, and Borrower shall not permit a Joint Venture to, change Alterra as the manager of, or amend or terminate the Management Contract for, any Property without Agent's and Requisite Lenders' prior written consent, which shall not be unreasonably withheld.

         6.5. LIENABLE WORK. No excavation, construction, earth work, site work or any other mechanic's lienable work shall be done to or for the benefit of any Property, without Agent's approval, except for completion of construction of the Pool 2 Properties and normal repair and maintenance in the ordinary course of business.

         6.6. CONVERSION. Borrower shall not, and shall not permit, the Project or any portion thereof to be converted or take any preliminary actions which could lead to a conversion to condominium or cooperative form or ownership.

         6.7. USE OF PROPERTY. Unless required by applicable law, Borrower shall not permit changes in the use of any Pool 1 Property from the use existing at the Closing Date and in the use of any Pool 2 Property from the use existing as of the date of disbursement of the Initial Pool 2 Funding Amount for such Pool 2 Property. Borrower shall not, and Borrower shall not permit a Joint Venture to, initiate or acquiesce in a change in the plat of subdivision, or zoning classification of any Property without Agent's prior written consent.

         6.8. TRANSFERS OF INTEREST IN ALTERRA. Without Agent's prior written approval, Borrower shall not cause or permit Alterra to enter into any transaction of merger or consolidation or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or sell all or substantially all of its assets or allow its stock to cease to be publicly traded on a national exchange; provided that, notwithstanding the foregoing Alterra may merge or consolidate with or into any Person, provided that:

                  (i) the consolidated net worth of the surviving corporation after giving effect to such merger or consolidation is at least equal to the consolidated net worth of Alterra immediately prior to such merger or consolidation (computed in each case in accordance with generally accepted accounting principals consistently applied);

                  (ii) the surviving corporation (or in the event of a triangular merger in which Alterra common stock is converted into common stock of the parent company of the other constituent corporation to such merger or consolidation (the "PARENT"), the Parent is a publicly held corporation immediately after giving effect to such merger or consolidation;

                  (iii) such Person is a company in the healthcare business or hospitality business with experience operating and/or managing healthcare facilities;

                  (iv) at least two of the four persons serving Alterra immediately to such merger or consolidation in the capacities of Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and Alterra's officer with primary responsibility for new residences development and construction will serve in comparable or enhanced positions with the surviving corporation following such merger or consolidation;

                  (v) the Agent, in its sole reasonable discretion, shall determine the Person or Persons that shall be required to assume the obligations of Alterra under the Guaranty and Environmental Indemnity following such merger or consolidation, including without limitation, Alterra's past, current and future obligations and liabilities under the Guaranty and Environmental Indemnity and each other Loan Document to which Alterra is a party, pursuant to an assumption agreement in form and substance satisfactory to the Agent, and Agent shall have received such assumptions;

                  (vi) the Agent shall have received such other documents, agreements, certificates, legal opinions and information (in form and substance satisfactory to the Agent) which may be reasonably requested by the Agent;

                  (vii) no default under the Loan Documents or Event of Default has occurred and is continuing or would result therefrom; and

                  (viii) Borrower shall reimburse Agent and Lenders for all costs and expenses incurred by them pursuant to the matters described in this Section 6.8, including without limitation, any negotiation, review and preparation of documents, legal fees, and any transaction costs.

If Borrower violates any provision of this Section 6.8, Agent shall have the right but not the obligation to accelerate the Maturity Date to a date which is not less than ninety (90) days after Agent provides written notice of such acceleration to Borrower.

                                  ARTICLE VII
            EVENTS OF DEFAULT; ACCELERATION OF INDEBTEDNESS; REMEDIES

         7.1. EVENTS OF DEFAULT. The occurrence of any one or more of the following events shall constitute an "EVENT OF DEFAULT" under this Agreement:

                  (a) Failure of Borrower to pay, within five (5) days of the due date, any of the payment obligations of Borrower to Agent or Lenders ("INDEBTEDNESS"), including any payment due under the Notes or this Agreement; or

                  (b) Failure of Borrower to strictly comply with the provisions of Section 1.7 (AHC Properties), 4.17 (single asset entity) or 5.1 (inspection) of this Agreement; or

                  (c) Breach of any covenant, representation or warranty other than as set forth in subsections (a) and (b) above which is not cured within thirty (30) days after notice; provided, however, if such breach cannot by its nature be cured within thirty (30) days, and Borrower diligently pursues the curing thereof (and then in all events cures such failure within sixty (60) days after the original notice thereof), Borrower shall not be in default hereunder; or

                  (d) A petition under any Chapter of Title 11 of the United States Code or any similar law or regulation is filed by or against Borrower or any Principal (and in the case of an involuntary petition in bankruptcy, such petition is not discharged within sixty (60) days of its filing), or a custodian, receiver or trustee for any of the Project is appointed, or Borrower or any Principal makes an assignment for the benefit of creditors, or any of them are adjudged insolvent by any state or federal court of competent jurisdiction, or any of them admit their insolvency or inability to pay their debts as they become due or an attachment or execution is levied against any of the Project; or

                  (e) The occurrence of a default and the expiration of any cure period applicable thereto under any Management Contract or any Loan Document or any JV Lease; or

                  (f) Borrower shall default in the payment of any indebtedness (other than the Indebtedness), and such default is declared and is not cured within the time, if any, specified therefor in any agreement governing the same; or

                  (g) The occurrence of a default under or with respect to the GMAC Loan, and such default is declared and is not cured within the time, if any, specified therefor in any agreement governing the same; or

                  (h) Any statement, report or certificate made or delivered to Agent or any Lender by Borrower or any Principal is not materially true and complete at any time; or

                  (i) The Debt Coverage Ratio for the Project shall fall below the following levels for the following periods:

                           (i) 1.05:1.00 for the period of December 1, 2001
                  through February 28, 2002;

                           (ii) 1.15:1.00 for the period of March 1, 2002
                  through May 30, 2002;

                           (iii) 1.20:1.00 for the period of June 1, 2002
                  through August 31, 2002; or

                           (iv) 1.25:1.00 for the period of September 1, 2002
                  through November 30, 2002; or

                  (j) Alterra (or an Affiliate of Alterra) fails prior to August 18, 2001, to acquire, free and clear of all liens and encumbrances and rights to purchase (other than those in favor of Agent), all partnership interests (of every sort and nature) in all of the Joint Ventures which are limited partnerships, and either enter into an Assignment thereof in favor of Agent satisfactory to Agent, or cancel all of the JV Leases with JV Entities which are limited partnerships and have Borrower enter into Management Contracts with Alterra with respect to such Properties (together with Collateral Assignments of Management Agreements in favor of Agent with respect thereto); or

                  (k) Alterra (or an Affiliate of Alterra) fails prior to March 1, 2001, to acquire, free and clear of all liens and encumbrances and rights to purchase (other than those in favor of Agent), all membership interests (of every sort and nature) in the Sterling Cottage of Winter Haven LLC Joint Venture, and either enter into an Assignment thereof in favor of Agent satisfactory to Agent, or cancel the JV Lease with respect to such JV Entity and have Borrower enter into a Management Contract with Alterra with respect to such Property (together with a Collateral Assignment of Management Agreement in favor of Agent with respect thereto); or

                  (l) Alterra ceases to be the manager of any limited liability company that is a Joint Venture or Alterra ceases to be the sole general partner of any limited partnership that is a Joint Venture.

         7.2. ACCELERATION; REMEDIES. Upon the occurrence of an Event of Default, at the option of Agent or at the direction of Requisite Lenders, the Indebtedness shall become immediately due and payable without notice to Borrower and Agent and Lenders shall be entitled to all of the rights and remedies provided in the Loan Documents or at law or in equity. Each remedy provided in the Loan Documents is distinct and cumulative to all other rights or remedies under the Loan Documents or afforded by law or equity, and may be exercised concurrently, independently, or successively, in any order whatsoever.

                                  ARTICLE VIII
                          ASSIGNMENT AND PARTICIPATION

         8.1. ASSIGNMENTS AND PARTICIPATIONS.

                  8.1.1. ASSIGNMENTS. Each Lender may from time to time assign, subject to the terms of an Assignment and Acceptance Agreement in a form prescribed by Agent, its rights and delegate its obligations under this Agreement to another Person, provided that (a) such Lender (excluding Heller) shall first obtain the written consent of Agent, which consent shall not be unreasonably withheld; (b) the Pro Rata Share (defined below) of the Loan being assigned shall in no event be less than the lesser of (i) $5,000,000.00 and (ii) the entire amount of the Pro Rata Share of the Loan of the assigning Lender; and
(c) upon the consummation of each such assignment the assigning Lender shall pay Agent an administrative fee of $3,500.00 (the foregoing conditions set forth in clauses (a), (b) and (c) may, however, be waived by Agent in its sole discretion). In the case of an assignment authorized under this Section 8.1, the assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as it would if it were an initial Lender hereunder, subject to the applicable Assignment and Acceptance Agreement. The assigning Lender shall be relieved of its obligations hereunder with respect to its Pro Rata Share of the Loan or assigned portion thereof. Borrower hereby acknowledges and agrees that any assignment will give rise to a direct obligation of Borrower to the assignee and that the assignee shall be considered to be a Lender hereunder. Except as provided in this subsection 8.1.1, and notwithstanding other provisions of this Agreement or the other Loan Documents which may be to the contrary, no Lender shall assign or sell participations in this Agreement, the other Loan Documents or the Loan.

                  "PRO RATA SHARE" means, with respect to any Lender, the percentage obtained by dividing (i) the outstanding principal amount of the Loan funded by such Lender by (ii) the outstanding principal amount of the Loan, as such percentage may be adjusted by assignments permitted by Section 8.1.

                  8.1.2. RECORDING OF ASSIGNMENTS. Agent shall maintain at its office in Chicago, Illinois a copy of each Assignment and Acceptance Agreement delivered to it and a register for the recordation of the names and addresses of Lenders, and the commitments of, and principal amount of the Loans owing to each Lender pursuant to the terms hereof from time to time (the "REGISTER"). The entries in the Register shall be presumptive evidence of the amounts due and owing to each Lender in the absence of manifest error. Borrower, Agent and each Lender may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrower and any Lender, at any reasonable time upon reasonable prior notice.

                  8.1.3. ACCEPTANCE OF ASSIGNMENT BY AGENT. Upon its receipt of a duly completed Assignment and Acceptance Agreement executed by an assigning Lender and its assignee (together with the Notes subject to such assignment) and the administrative fee referred to above, Agent shall (subject to the consent of Agent to such assignment, if required) (1) accept such Assignment and Acceptance Agreement, (2) record the information contained therein in the Register to reflect such Assignment and Acceptance Agreement and (3) give prompt notice thereof to Borrower and Lenders. Upon request by Agent, Borrower shall promptly execute and deliver to Agent Notes evidencing the Indebtedness owed by Borrower to the assignee and, if applicable, the assigning Lender, after giving effect to the assignment. Agent shall cancel the Notes delivered to it by the assigning Lender and deliver the new Notes to the assignee and, unless the assigning Lender has assigned all of its interests under this Agreement, the assigning Lender.

                  8.1.4. PARTICIPATIONS. Heller may sell (and buy back) participations in all or any part of its Pro Rata Share of the Loan to (from) another Person. All amounts payable by Borrower hereunder shall be determined as if Heller had not sold such participation and the holder of any such participation shall not be entitled to require Heller to take or omit to take any action hereunder except action directly effecting (i) any reduction in the principal amount or interest rate payable; (ii) any extension of the date fixed for any payment of interest payable; or (iii) any release of all or substantially all of the Collateral (except if the sale, disposition or release of such Collateral is permitted hereunder or under any other Loan Document). Borrower hereby acknowledges and agrees that any participation will give rise to a direct obligation of Borrower to the participant, and the participant shall for purposes of Sections 8.4 and 9.7 be considered to be a Lender hereunder.

                  8.1.5. OTHER MATTERS. Except as otherwise provided in this
Section 8.1, no Lender shall, as between Borrower and that Lender, be relieved of any of its obligations hereunder as a result of any assignment of, or granting of a participation in, all or any part of the Loans, the Notes, the Indebtedness or other obligations owed to such Lender. Each Lender may furnish any information concerning Borrower and the Principals in the possession of that Lender from time to time to assignees and participants (including prospective assignees and participants). Borrower agrees that it will use its best efforts to assist and cooperate with Agent and any Lender in any manner reasonably requested by Agent or such Lender to effect the sale of a participation or an assignment described above, including without limitation assistance in the preparation of appropriate disclosure documents or placement memoranda.

         8.2. AGENT.

                  8.2.1. APPOINTMENT. Each Lender hereby designates and appoints Heller as its Agent under this Agreement and the other Loan Documents, and each Lender hereby irrevocably authorizes Agent to execute and deliver the Loan Documents and to take such action or to refrain from taking such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers as are set forth herein or therein, together with such other powers as are reasonably incidental thereto. Agent is authorized and empowered to amend, modify, or waive any provisions of this Agreement or the other Loan Documents on behalf of Lenders subject to the requirement that certain of Lenders' consent be obtained in certain instances as provided in this Section 8.2 and 8.3. The provisions of this Section 8.2 are solely for the benefit of Agent and Lenders and neither Borrower nor any other Person shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement, Agent shall act solely as agent of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for Borrower or any other Person. Agent may perform any of its duties hereunder, or under the Loan Documents, by or through its agents or employees.

                  8.2.2. NATURE OF DUTIES. The duties of Agent shall be mechanical and administrative in nature. Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender. Nothing in this Agreement or any of the Loan Documents, express or implied, is intended to or shall be construed to impose upon Agent any obligations in respect of this Agreement or any of the Loan Documents except as expressly set forth herein or therein. Each Lender shall make its own independent investigation of the financial condition and affairs of Borrower and Principals in connection with the extension of credit hereunder and shall make its own appraisal of the creditworthiness of Borrower and Principals, and Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto (other than as expressly required herein). If Agent seeks the consent or approval of any Lenders to the taking or refraining from taking any action hereunder, then Agent shall send notice thereof to each Lender. Agent shall promptly notify each Lender any time that the Requisite Lenders have instructed Agent to act or refrain from acting pursuant hereto.

                  8.2.3. RIGHTS, EXCULPATION, ETC. Neither Agent nor any of its officers, directors, employees or agents shall be liable to any Lender for any action taken or omitted by them hereunder or under any of the Loan Documents, or in connection herewith or therewith, except that Agent shall be liable to the extent of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction. Agent shall not be liable for any apportionment or distribution of payments made by it in good faith and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Lender to whom payment was due but not made, shall be to recover from other Lenders any payment in excess of the amount to which they are determined to be entitled (and such other Lenders hereby agree to return to such Lender any such erroneous payments received by them). In performing its functions and duties hereunder, Agent shall exercise the same care which it would in dealing with loans for its own account, but neither Agent nor any of its agents or representatives shall be responsible to any Lender for any recitals, statements, representations or warranties herein or for the execution, effectiveness, genuineness, validity, enforceability, collectibility, or sufficiency of this Agreement or any of the Loan Documents or the transactions contemplated thereby, or for the financial condition of any of Borrower, Principals or Lenders. Agent shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any of the Loan Documents or the financial condition of any of Borrower, Principals or Lenders, or the existence or possible existence of any default hereunder or Event of Default. Agent may at any time request instructions from Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the Loan Documents Agent is permitted or required to take or to grant, and if such instructions are promptly requested, Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under any of the Loan Documents until it shall have received such instructions from Requisite Lenders or all or such other portion of the Lenders as shall be prescribed by this Agreement. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of Requisite Lenders and, notwithstanding the instructions of Requisite Lenders, Agent shall have no obligation to take any action if it believes, in good faith, that such action exposes Agent to any liability for which it has not received satisfactory indemnification in accordance with subsection 8.2.5 below.

         "REQUISITE LENDERS" means Lenders (other than Defaulting Lenders) having sixty-six and two-thirds percent (66-2/3%) or more of the outstanding principal balance of the Loan of all Lenders that are not Defaulting Lenders.

                  8.2.4. RELIANCE. Agent shall be entitled to rely, and shall be fully protected in relying, upon any written or oral notices, statements, certificates, orders or other documents or any telephone message or other communication (including any writing, telex, facsimile, telecopy or telegram) believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the Loan Documents and its duties hereunder or thereunder. Agent shall be entitled to rely upon the advice of legal counsel, independent accountants, and other experts selected by Agent in its sole discretion.

                  8.2.5. INDEMNIFICATION. Lenders will reimburse and indemnify Agent for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including, without limitation, attorneys' fees and expenses), advances or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Agent in any way relating to or arising out of this Agreement or any of the Loan Documents or any action taken or omitted by Agent under this Agreement or any of the Loan Documents, in proportion to each Lender's Pro Rata Share, but only to the extent that any of the foregoing is not reimbursed by Borrower; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements to the extent resulting from Agent's gross negligence or willful misconduct as determined by a court of competent jurisdiction. If any indemnity furnished to Agent for any purpose shall, in the opinion of Agent, be insufficient or become impaired, Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against even if so directed by Requisite Lenders until such additional indemnity is furnished. The obligations of Lenders under this subsection 8.2.5 shall survive the payment in full of the Indebtedness and the performance in full of all other obligations of Borrower or any Principal to Agent and/or Lenders under any of the Loan Documents (the "OBLIGATIONS") and the termination of this Agreement.

                  8.2.6. HELLER INDIVIDUALLY. With respect to its obligations under the Loan, Heller shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender. The terms "LENDERS" (as defined above) or "REQUISITE LENDERS" or any similar terms shall, unless the context clearly otherwise indicates, include Heller in its individual capacity as a Lender or one of the Requisite Lenders. Heller may lend money to, acquire equity or other ownership interests in, and generally engage in any kind of banking, trust or other business as if it were not acting as Agent pursuant hereto.

                  8.2.7. SUCCESSOR AGENT.

                  (A) RESIGNATION. Agent may resign from the performance of all its agency functions and duties hereunder at any time by giving at least thirty
(30) Business Days' prior written notice to Borrower and the Lenders. Such resignation shall take effect upon the acceptance by a successor Agent of appointment pursuant to clause (b) below or as otherwise provided below.

                  (B) APPOINTMENT OF SUCCESSOR. Upon any such notice of resignation pursuant to clause (a) above, Requisite Lenders shall appoint a successor Agent which, unless an Event of Default has occurred and is continuing, shall be reasonably acceptable to Borrower. If a successor Agent shall not have been so appointed within the thirty (30) Business Day period referred to in clause (a) above, the retiring Agent, upon notice to Borrower, shall then appoint a successor Agent who shall serve as Agent until such time, if any, as Requisite Lenders appoint a successor Agent as provided above.

                  (C) SUCCESSOR AGENT. Upon the acceptance of any appointment as Agent under the Loan Documents by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Loan Documents. After any retiring Agent's resignation as Agent, the provisions of this Section 8.2 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent.

                  (D) RELEASE OF COLLATERAL. Lenders hereby irrevocably authorize Agent, at its option and in its discretion, to release any lien granted to or held by Agent upon any Collateral (i) upon termination of the Loan and payment and satisfaction of all Indebtedness and Obligations (other than contingent indemnification obligations to the extent no claims giving rise thereto have been assented); or (ii) constituting property being sold or disposed or if Borrower certifies to Agent that the sale or disposition is made in compliance with the provisions of this Agreement (and Agent may rely in good faith conclusively on any such certificate, without further inquiry).

                  8.2.8. COLLATERAL MATTERS.

                  (A) CONFIRMATION OF AUTHORITY; EXECUTION OF RELEASES. Without in any manner limiting Agent's authority to act without any specific or further authorization or consent by Lenders (as set forth in this subsection 8.2.8(a)), each Lender agrees to confirm in writing, upon request by Agent or Borrower, the authority to release any Collateral conferred upon Agent. Upon receipt by Agent of any required confirmation from the Requisite Lenders of its authority to release any particular item or types of Collateral, and upon at least ten (10) Business Days prior written request by Borrower, Agent shall (and is hereby irrevocably authorized by Lenders to) execute such documents as may be necessary to evidence the release of the liens granted to Agent upon such Collateral; provided, however, that (i) Agent shall not be required to execute any such document on terms which, in Agent's opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Indebtedness or Obligations or any liens upon (or obligations of any Lender, in respect of), all interests retained by any Lender, including (without limitation) the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

                  (B) ABSENCE OF DUTY. Agent shall have no obligation whatsoever to any Lender or any other Person to assure that the property covered by the Loan Documents exists or is owned by Borrower or Alterra, as applicable, or is cared for, protected or insured or has been encumbered or that the liens granted to Agent have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent in this subsection 8.2.8 or in any of the Loan Documents, it being understood and agreed that in respect of the property covered by the Loan Documents or any act, omission or event related thereto, Agent may act in any manner it may deem appropriate, in its discretion, given Agent's own interest in property covered by the Loan Documents as one of the Lenders and that Agent shall have no duty or liability whatsoever to any of the other Lenders, provided that Agent shall exercise the same care which it would in dealing with loans for its own account.

                  (C) AGENCY PROVISIONS RELATING TO COLLATERAL.

                           (i) The Agent is hereby authorized on behalf of all
                  Lenders, without the necessity of any notice to or further consent from any Lender, at any time and from time to time, to take any actions with respect to any Collateral for the Loan or any Loan Document which may be necessary to preserve and maintain such Collateral or to perfect and maintain perfected the liens upon such Collateral granted pursuant to this Agreement and the other Loan Documents.

                           (ii) Should the Agent commence any proceeding or in
                  any way seek to enforce the Agent's or the Lenders' rights or remedies under the Loan Documents, irrespective of whether as a result thereof the Agent shall acquire title to any Collateral, each Lender, upon demand therefor from time to time, shall contribute its Pro Rata Share of the reasonable costs and/or expenses of any such enforcement or acquisition, including, but not limited to, fees of receivers or trustees, court costs, title company charges, filing and recording fees, appraiser's fees and fees and expenses of attorneys to the extent not otherwise reimbursed by Borrower. Without limiting the generality of the foregoing, each Lender shall contribute its Pro Rata Share of all reasonable out of pocket costs and expenses incurred by the Agent (including reasonable attorneys' fees and expenses but excluding any administrative fees payable to Agent hereunder) if the Agent employs counsel for advice or other representation (whether or not any suit has been or shall be filed) with respect to any Collateral for the Loan or any part thereof, or any of the Loan Documents, or the attempt to enforce any security interest or lien on any Collateral, or to enforce any rights of the Agent or the Lenders or any of Borrower's or any other party's obligations under any of the Loan Documents, but not with respect to any dispute between any Agent and any other Lender(s). It is understood and agreed that in the event the Agent determines it is necessary to engage counsel for Lenders from and after the occurrence of a default or an Event of Default, said counsel shall be selected by the Agent and written notice of such selection, together with a copy of such counsel's engagement letter and fee estimate, shall be delivered to the Lenders.

                           (iii) In the event that all or any portion of the
                  Collateral for the Loan is acquired by the Agent as the result of the exercise of any remedies hereunder or under any other Loan Document, or is retained in satisfaction of all or any part of Borrower's obligations under the Loan Documents, title to any such Collateral or any portion thereof shall be held in the name of one or more of the Agent or a nominee or subsidiary of on or more of the Agent, as agent, for the ratable benefit of the Agent and the Lenders. The Agent shall prepare a recommended course of action for such Collateral (the "POST-DEFAULT PLAN"), which shall be subject to the approval of the Requisite Lenders. The Agent shall administer the Collateral in accordance with the Post Default Plan, and upon demand therefor from time to time, each Lender will contribute its Pro Rata Share of all reasonable out of pocket costs and expenses incurred by the Agent pursuant to the Post-Default Plan, including without limitation, any operating losses and all necessary operating reserves. To the extent there is net operating income from such Collateral, the Agent shall, in accordance with the Post-Default Plan, determine the amount and timing of distributions to Lenders. All such distributions shall be made to Lenders in accordance with their respective Pro Rata Share. In no event shall the provisions of this subsection or the Post-Default Plan require any Agent or any Lender to take an action which would cause such Lender to be in violation of any applicable regulatory requirements.

                  (D) LENDER ACTIONS AGAINST BORROWER OR THE COLLATERAL. Each Lender agrees that it will not take any action, nor institute any actions or proceedings, against Borrower or any other Person hereunder or under any other Loan Documents with respect to exercising claims against the Borrower or rights in any Collateral without the consent of the Requisite Lenders. With respect to any action by the Agent to enforce the rights and remedies of the Agent and Lenders with respect to the Borrower and any Collateral in accordance with the terms of this Agreement, each Lender hereby consents to the jurisdiction of the court in which such action is maintained.

                  8.2.9. AGENCY FOR PERFECTION. Agent and each Lender hereby appoint each other Lender as agent for the purpose of perfecting Agent's security interest in assets which, in accordance with the Uniform Commercial Code in any applicable jurisdiction, can be perfected only by possession. Should any Lender (other than Agent) obtain possession of any such assets, such Lender shall notify Agent thereof, and, promptly upon Agent's request therefor, shall deliver such assets to Agent or in accordance with Agent's instructions. Each Lender agrees that it will not have any right individually to enforce or seek to enforce any Loan Document or to realize upon any collateral security for the Loans unless instructed to do so by Agent, it being understood and agreed that such rights and remedies may be exercised only by Agent.

                  8.2.10. NOTICE OF DEFAULT. Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default except with respect to defaults in the payment of principal, interest and fees required to be paid to Agent for the account of Lenders, unless Agent shall have received written notice from a Lender or Borrower referring to this Agreement, describing such Event of Default and stating that such notice is a "NOTICE OF DEFAULT". Agent will notify each Lender of its receipt of any such notice. Agent shall take such action with respect to such Event of Default as may be requested by Requisite Lenders in accordance with this Article VIII. Unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable or in the best interests of Lenders.

                  8.2.11. EMPLOYMENT OF AGENTS AND COUNSEL. The Agent may undertake any of its duties as Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be liable to Lenders, except as to money or securities received by them or their authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Agent shall be entitled to advice of counsel concerning all matters pertaining to the agency hereby created and its duties hereunder and under any other Loan Document.

         8.3. AMENDMENTS, CONSENTS AND WAIVERS.

                  8.3.1. Except as otherwise provided in Section 8.2 or this
Section 8.3, and except as to matters set forth in other subsections hereof or in any other Loan Document as requiring only Agent's consent, the consent of Requisite Lenders and Borrower will be required to amend, modify, terminate, or waive any provision of this Agreement or any of the other Loan Documents.

                  8.3.2. In the event Agent requests the consent of a Lender and does not receive a written consent or denial thereof within [ten (10) Business Days] after such Lender's receipt of such request, then such Lender will be deemed to have denied the giving of such consent.

         8.4. SET OFF AND SHARING OF PAYMENTS.

                  In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, during the continuance of any Event of Default, each Lender is hereby authorized by Borrower at any time or from time to time, with reasonably prompt subsequent notice to Borrower (any prior or contemporaneous notice being hereby expressly waived) to set off and to appropriate and to apply any and all (A) balances held by such Lender at any of its offices for the account of Borrower, and (B) other property at any time held or owing by such Lender to or for the credit or for the account of Borrower, against and on account of any of the Indebtedness or Obligations; except that no Lender shall exercise any such right without the prior written consent of Agent. Any Lender exercising a right to set off shall purchase for cash (and the other Lenders shall sell) interests in each of such other Lender's Pro Rata Share of the Indebtedness or Obligations as would be necessary to cause all Lenders to share the amount so set off with each other Lender in accordance with their respective Pro Rata Shares. Borrower agrees, to the fullest extent permitted by law, that any Lender may exercise its right to set off with respect to amounts in excess of its Pro Rata Share of the Indebtedness or Obligations and upon doing so shall deliver such amount so set off to the Agent for the benefit of all Lenders in accordance with their Pro Rata Shares.

         8.5. DISBURSEMENT OF FUNDS.

                  Agent may, on behalf of Lenders, disburse funds to Borrower for advances of the Loan requested in compliance with the provisions of this Loan Agreement. Each Lender shall reimburse Agent on demand for all funds disbursed on its behalf by Agent, or if Agent so requests, each Lender will remit to Agent its Pro Rata Share of any portion of the Loan before Agent disburses same to Borrower. If Agent elects to require that each Lender make funds available to Agent, prior to a disbursement by Agent to Borrower, Agent shall advise each Lender by telephone, facsimile or telecopy of the amount of such Lender's Pro Rata Share of the advance requested by Borrower no later than 1:00 p.m. Chicago time on the funding date applicable thereto, and each such Lender shall pay Agent such Lender's Pro Rata Share of such requested advance, in same day funds, by wire transfer to Agent's account on such funding date. If any Lender fails to pay the amount of its Pro Rata Share within one (1) Business Day after Agent's demand, Agent shall promptly notify Borrower, and Borrower shall immediately repay such amount to Agent. Any repayment required pursuant to this Section 8.5 shall be without premium or penalty, but with interest at the Interest Rate. Nothing in this Section 8.5 or elsewhere in this Agreement or the other Loan Documents, including without limitation the provisions of Section 8.6, shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that Agent or Borrower may have against any Lender as a result of any default by such Lender hereunder.

         8.6. PAYMENTS.

                  8.6.1. DISTRIBUTION AND APPORTIONMENT OF PAYMENTS.

                  (a) Subject to subsection 8.6.1(b), payments actually received by Agent for the account of the Lenders shall be paid to them promptly after receipt thereof by Agent, but in any event within five (5) Business Days, provided that, if any such payments are not distributed to the Lenders within five (5) Business Days after Agent's receipt thereof, Agent shall pay to such Lenders interest thereon, at the lesser of (i) the overnight cost of funds at which federal funds are made available to the Agent (such interest rate to change automatically effective as of the date of each change in the overnight cost of federal funds) and (ii) if the applicable payment represents repayment of a portion of the principal of the Loan, the Interest Rate, from the date of receipt of such funds by Agent until such funds are paid in immediately available funds to such Lenders provided such funds are received by Agent not later than 11:00 A.M. (Chicago time) on the date of receipt. All payments of principal and interest in respect of the Loan, all payments of the fees described in this Agreement (but not in any separate fee letter except to the extent expressly set forth therein), and all payments in respect of any other obligations of Borrower under the Loan Documents shall be allocated among such of Lenders as are entitled thereto, in proportion of their respective Pro Rata Shares or otherwise as provided herein or in the other Loan Documents or in the Assignment and Acceptance Agreements, as the case may be. The Agent shall distribute to each Lender at its primary address set forth herein or in its Assignment and Acceptance Agreement, or at such other address as a Lender may request in writing, such funds as it may be entitled to receive, provided that the Agent shall in any event not be bound to inquire into or determine the validity, scope or priority of any interest or entitlement of any Lender and may suspend all payments and seek appropriate relief (including without limitation instructions from the Requisite Lenders, or all Lenders, as applicable, or an action in the nature of interpleader) in the event of any doubt or dispute as to any apportionment or distribution contemplated hereby. The order of priority herein is set forth solely to determine the rights and priorities of the Lenders as among themselves and may at any time or from time to time be changed by the Lenders as they may elect, in writing, without necessity of notice to or consent of or approval by Borrower.

                  (b) If a Lender (a "DEFAULTING LENDER") defaults in making any advance or paying any other sum payable by it hereunder, such sum together with interest thereon at the Interest Rate from the date such amount was due until repaid (such sum and interest thereon as aforesaid referred to, collectively, as the "LENDER DEFAULT OBLIGATION") shall be payable by the Defaulting Lender (i) to any Lender(s) which elect, at their sole option (and with no obligation to do so), to fund the amount which the Defaulting Lender failed to fund or (ii) to the Agent or any other Lender which under the terms of this Agreement is entitled to reimbursement from the Defaulting Lender for the amounts advanced or expended. Notwithstanding any provision hereof to the contrary, until such time as the Defaulting Lender has repaid the Lender Default Obligation in full (i) all amounts which would otherwise be distributed to the Defaulting Lender shall instead be applied first to repay the Lender Default Obligation (to be applied first to interest at the Interest Rate and then to principal) until the Lender Default Obligation has been repaid in full (whether by such application or by cure by the Defaulting Lender) whereupon such Lender shall no longer be a Defaulting Lender, and (ii) the Defaulting Lender's right to consent to or approve of matters which are subject to the consent or approval of Requisite Lenders or all Lenders shall be suspended, and for purposes of consent and approval the definition of "REQUISITE LENDERS" and "ALL LENDERS" shall be modified as if the Defaulting Lender were not a Lender. Any interest collected from Borrower on account of principal advanced by any Lender(s) on behalf of a Defaulting Lender shall be paid to the Lender(s) who made such advance and shall be credited against the Defaulting Lender's obligation to pay interest on the amount advanced at the Interest Rate. The provisions of this Section shall apply and be effective regardless of whether an Event of Default occurs and is then continuing, and notwithstanding (i) any other provision of this Agreement to the contrary, (ii) any instruction of Borrower as to its desired application of payments or (iii) the suspension of such Defaulting Lender's right to vote on matters which are subject to the consent or approval of Requisite Lenders, or all Lenders. The Agent shall be entitled to (i) withhold or set off, and to apply to the payment of the Lender Default Obligation any amounts to be paid to such Defaulting Lender under this Agreement, and (ii) bring an action or suit against such Defaulting Lender in a court of competent jurisdiction to recover the Lender Default Obligation and, to the extent such recovery would not fully compensate the Lenders for the Defaulting Lender's breach of this Agreement, to collect damages. In addition, the Defaulting Lender shall indemnify, defend and hold Agent and each of the other Lenders harmless from and against any and all claims, actions, liabilities, damages, costs and expenses (including attorneys' fees and expenses), plus interest thereon at the Interest Rate, for funds advanced by Agent or any other Lender on account of the Defaulting Lender or any other damages such entities may sustain or incur by reason of or as a direct consequence of the Defaulting Lender's failure or refusal to abide by its obligations under this Agreement.

                  (c) At least five (5) Business Days prior to the first date on which interest or fees are payable hereunder for the account of any Lender, each Lender that is not incorporated under the laws of the United States of America, or a state thereof, agrees that it will deliver to the Agent two duly completed copies of United States Internal Revenue Service Form 1001 or 4224, certifying in either case that such Lender is entitled to receive payments under this Agreement and the Notes without deduction or withholding of any United States federal income taxes. Each Lender which so delivers a Form 1001 or 4224 further undertakes to deliver to the Agent two additional copies of such form (or a successor form) on or before the date that such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent forms so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by the Agent, in each case certifying that such Lender is entitled to receive payments under this Agreement and the Notes without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender advises the Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

                  8.6.2. RETURN OF PAYMENTS.

                  (a) If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from Borrower and such related payment is not received by Agent, then Agent will be entitled to recover such amount from such Lender without set-off, counterclaim or deduction of any kind together with interest thereon, for each day from and including the date such amount is made available by Agent to such Lender to but excluding the date of repayment to Agent, at the greater of the Federal Funds Rate in effect on each such day (as determined by Agent) and a rate determined by Agent in accordance with banking industry rules on interbank compensation.

                  (b) If Agent determines at any time that any amount received by Agent under this Agreement must be returned to Borrower or paid to any other Person pursuant to any requirement of law, court order or otherwise, then, notwithstanding any other term or condition of this Agreement, Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to Borrower or such other Person, without set-off, counterclaim or deduction of any kind.

         8.7. RESERVES. The Agent is hereby authorized on behalf of all Lenders, without with necessity of any notice to or further consent from any Lender, at any time and from time to time (i) to disburse the inspection fees collected under Section 5.1 to pay for the inspections referred to therein (including payment to Agent therefor), and (ii) to disburse all or any portion of any real estate tax reserves maintained under the Mortgages.

                                   ARTICLE IX
                                  MISCELLANEOUS

         9.1. EXPENDITURES AND EXPENSES. Borrower shall promptly pay all reasonable Costs (defined below) incurred by Agent and/or Lenders in connection with the documentation, closing, making disbursements (including disbursements after the disbursement of the Initial Pool 1 Funding Amount), modification, workout, collection or enforcement of the Loan or any of the Loan Documents (as applicable) and all such Costs shall be included as additional Indebtedness bearing interest at the Default Rate set forth in the Notes until paid; provided, however, Borrower shall not be obligated to pay in excess of

Three Hundred Seventy-Five Thousand and No/100 Dollars ($375,000.00) for Costs with respect to Agent's and/or Lenders' third party reports (such as appraisals, engineering reports and environmental reports), Property inspections, Property due diligence and attorneys' fees (but specifically excluding, without limitation, title insurance premiums and costs of preparation of surveys) which are incurred (in each case) in connection with the disbursement of the Initial Pool 1 Funding Amount and the Initial Pool 2 Funding Amount. For the purposes hereof "COSTS" means all expenditures and expenses which may be paid or incurred by or on behalf of Agent and/or Lenders including repair costs, payments to remove or protect against liens, attorneys' fees (including fees of Agent's and/or Lenders' inside counsel), receivers' fees, engineers' fees, accountants' fees, independent consultants' fees (including environmental consultants), all costs and expenses incurred in connection with any of the foregoing, Agent's and/or Lenders' out-of-pocket costs and expenses related to any audit or inspection of the Property (subject to the limitations contained in this Agreement), outlays for documentary and expert evidence, stenographers' charges, stamp taxes, publication costs, and costs (which may be estimates as to items to be expended after entry of an order or judgment) for procuring all such abstracts of title, title and UCC searches, and examination, title insurance policies, Torrens' Certificates and similar data and assurances with respect to title as Agent may deem reasonably necessary either to prosecute any action or to evidence to bidders at any foreclosure sale of the Project the true condition of the title to, or the value of, the Project.

         9.2. DISCLOSURE OF INFORMATION. Agent and/or Lenders shall have the right (but shall be under no obligation) to make available to any party for the purpose of granting participations in or selling, transferring, assigning or conveying all or any part of the Loan (including any governmental agency or authority and any prospective bidder at any foreclosure sale of the Project) any and all information which Agent and/or Lenders may have with respect to the Project and Borrower, whether provided by Borrower, the Principals or any third party or obtained as a result of any environmental assessments. Borrower and the Principals agree that Agent and Lenders shall have no liability whatsoever as a result of delivering any such information to any third party for the foregoing purposes, and Borrower and the Principals, on behalf of themselves and their successors and assigns, hereby release and discharge Agent and Lenders from any and all liability, claims, damages, or causes of action, arising out of, connected with or incidental to the delivery of any such information to any third party for the foregoing purposes.

         9.3. INTENTIONALLY OMITTED.

         9.4. FORBEARANCE BY LENDER NOT A WAIVER. Any forbearance by Agent and/or Lenders in exercising any right or remedy under any of the Loan Documents, or otherwise afforded by applicable law, shall not be a waiver of or preclude the exercise of any right or remedy. Agent's or Lenders' acceptance of payment of any sum secured by any of the Loan Documents after the due date of such payment shall not be a waiver of Agent's or Lenders' right to either require prompt payment when due of all other sums so secured or to declare a default for failure to make prompt payment. The procurement of insurance or the payment of taxes or other liens or charges by Agent or Lenders shall not be a waiver of Agent's or Lenders' right to accelerate the maturity of the Loan, nor shall Agent's or Lenders' receipt of any awards, proceeds, or damages under Section 4 of the Mortgage operate to cure or waive Borrower's or the Principal's default in payment of sums secured by any of the Loan Documents. With respect to all Loan Documents, only waivers made in writing by Agent and Lenders shall be effective against Agent and Lenders.

         9.5. GOVERNING LAW; SEVERABILITY. The Loan Documents shall be governed by and construed in accordance with the internal laws of the State of Illinois, except that the provisions of the laws of the state in which each Mortgage is recorded shall be applicable to the creation, perfection and enforcement of the lien created by that Mortgage. The invalidity, illegality or unenforceability of any provision of this Agreement shall not affect or impair the validity, legality or enforceability of the remainder of this Agreement, and to this end, the provisions of this Agreement are declared to be severable.

         9.6. RELATIONSHIP. The relationship between Agent and Lenders, on the one hand, and Borrower, on the other, shall be that of creditor-debtor only. No term in this Agreement or in the other Loan Documents and no course of dealing between the parties shall be deemed to create any relationship of agency, partnership or joint venture or any fiduciary duty by Agent and/or Lenders to any other party. Nothing contained in any Loan Document and no action taken by Agent or any Lender pursuant hereto or thereto shall be deemed to constitute Lenders to be a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt. The obligation of each Lender hereunder is several and not joint and no Lender shall be responsible for the obligation or commitment of any other Lender hereunder. In the event that any Lender at any time should fail to make a Loan as herein provided, the Lenders, or any of them, at their sole option, may make the Loan that was to have been made by the Lender so failing to make such Loan.

         9.7. INDEMNITY. Borrower shall indemnify, protect, hold harmless and defend Agent and Lenders, their respective successors, assigns, shareholders, directors, officers, employees, and agents from and against any and all loss, damage, cost, expense (including attorneys' fees), and claims arising out of or in connection with (a) the Project or the AHC Properties, (b) the Collateral,
(c) any act or omission of Borrower, any Principal, or their respective employees or agents, whether actual or alleged, and (d) any and all brokers' commissions or other costs of similar type by any party in connection with the Loan, in each case except to the extent arising from the indemnitee's gross negligence or willful misconduct. Upon written request by an indemnitee, Borrower will undertake, at its own costs and expense, on behalf of such indemnitee, using counsel satisfactory to the indemnitee, the defense of any legal action or proceeding whether or not such indemnitee shall be a party and for which such indemnitee is entitled to be indemnified pursuant to this section. At Agent's or Requisite Lenders' option, Agent may, at Borrower's expense, prosecute or defend any action involving the priority, validity or enforceability of any of the Loan Documents.

         9.8. NOTICE. Any notice or other communication required or permitted to be given shall be in writing addressed to the respective party as set forth below and may be personally served, telecopied or sent by overnight courier or U.S. Mail and shall be deemed given: (a) if served in person, when served; (b) if telecopied, on the date of transmission if before 3:00 p.m. (Chicago time) on a business day; provided that a hard copy of such notice is also sent pursuant to (c) or (d) below; (c) if by overnight courier, on the first business day after delivery to the courier; or (d) if by U.S. Mail, certified or registered mail, return receipt requested on the fourth
(4th) day after deposit in the mail postage prepaid.

Notices to Borrower:                             AHC Borrower I, Inc.
                                                 c/o Alterra Healthcare Corporation
                                                 Attn:  Chief Financial Officer
                                                 10000 Innovation Drive
                                                 Milwaukee, Wisconsin 53226
                                                 Telecopy:  (414) 918-5055

with a copy to:                                  Rogers & Hardin
                                                 Attn:  Alan C. Leet
                                                 2700 International Tower
                                                 229 Peachtree Street
                                                 Atlanta, Georgia  30303
                                                 Telecopy:  (404) 525-2224

Notices to Agent:                                Heller Healthcare Finance, Inc.
                                                 Loan No. 20-199
                                                 Attn: Manager, Portfolio Administration Group
                                                 2 Wisconsin Circle
                                                 Suite 400
                                                 Chevy Chase, Maryland 20815
                                                 Telecopy: (301) 664-9866

With a copy to:                                  Heller Financial, Inc.
                                                 Real Estate Financial Services
                                                 Loan No. 20-199
                                                 Attn: Kevin McMeen, Senior Vice President
                                                 500 West Monroe Street
                                                 Chicago, Illinois  60661
                                                 Telecopy: (312) 441-7119

         9.9. SUCCESSORS AND ASSIGNS BOUND; JOINT AND SEVERAL LIABILITY; AGENTS; AND CAPTIONS. The covenants and agreements contained in the Loan Documents shall bind, and the rights thereunder shall inure to, the respective successors and assigns of Agent, Lenders, Borrower and the Principals, subject to the provisions of this Agreement. All covenants and agreements of Borrower and the Principals shall be joint and several. In exercising any rights under the Loan Documents or taking any actions provided for therein, Agent and Lenders may act through their respective employees, agents or independent contractors as authorized by Agent or Lenders, respectively. The captions and headings of the paragraphs and sections of this Agreement are for convenience only and are not to be used to interpret or define the provisions hereof.

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

         9.10. TERMS AND USAGE. As used in the Loan Documents "BUSINESS DAY" means any day, other than a Saturday or a Sunday, when banks in Chicago, Illinois are not required or authorized to be closed.

         9.11. INTENTIONALLY OMITTED.

         9.12. TIME OF ESSENCE. Time is of the essence of this Agreement and the other Loan Documents and the performance of each of the covenants and agreements contained herein and therein.

         9.13. VENUE. BORROWER HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF COOK, STATE OF ILLINOIS AND IRREVOCABLY AGREES THAT, SUBJECT TO AGENT'S ELECTION, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS SHALL BE LITIGATED IN SUCH COURTS. BORROWER EXPRESSLY SUBMITS AND CONSENTS TO THE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS. BORROWER HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON BORROWER BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO BORROWER, AT THE ADDRESS SET FORTH IN THIS AGREEMENT AND SERVICE SO MADE SHALL BE COMPLETE TEN
(10) DAYS AFTER THE SAME HAS BEEN POSTED.

         9.14. JURY TRIAL WAIVER. BORROWER, AGENT AND EACH LENDER HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, OR RELATED TO, THE SUBJECT MATTER OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THE BUSINESS RELATIONSHIP THAT IS BEING ESTABLISHED. THIS WAIVER IS KNOWINGLY, INTENTIONALLY AND VOLUNTARILY MADE BY BORROWER, AGENT AND EACH LENDER, AND BORROWER ACKNOWLEDGES THAT NEITHER LENDERS NOR AGENT NOR ANY PERSON ACTING ON BEHALF OF THEM HAS MADE ANY REPRESENTATIONS OF FACT TO INDUCE THIS WAIVER OF TRIAL BY JURY OR HAS TAKEN ANY ACTIONS WHICH IN ANY WAY MODIFY OR NULLIFY ITS EFFECT. BORROWER, LENDERS AND AGENT ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH OF THEM HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THAT EACH OF THEM WILL CONTINUE TO RELY ON THIS WAIVER IN THEIR RELATED FUTURE DEALINGS. BORROWER, AGENT AND LENDERS FURTHER ACKNOWLEDGE THAT THEY HAVE BEEN REPRESENTED (OR HAVE HAD THE OPPORTUNITY TO BE REPRESENTED) IN THE SIGNING OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL.

         9.15. COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall constitute an original, and together shall constitute the Agreement.

         9.16. FINAL AGREEMENT. This Agreement (including the Senior Housing Rider attached hereto and hereby made a part hereof), together with the other Loan Documents, represents the entire agreement among Borrower, Principals, Lenders and Agent and supersedes all prior agreements among the parties with respect to the Loan.

         9.17. AMENDMENTS. Except as otherwise provided herein, no amendment, modification, termination or waiver of any provision of this Agreement, the Notes or any of the other Loan Documents, or consent to any departure by any party therefrom, shall in any event be effective unless the same shall be in writing and signed by Requisite Lenders (or Agent, if expressly set forth herein, in any Note or in any other Loan Document) and the Borrower, if applicable; provided, that except to the extent permitted by the applicable Assignment and Acceptance Agreement, no amendment, modification, termination or waiver shall, unless in writing and signed by all Lenders, do any of the following: (a) increase any Lender's Pro Rata Share of the Loan; (b) reduce the principal of or the rate of interest on the Loan or the fees payable with respect to the Loan; (c) extend any date fixed for any payment of interest or fees; (d) change the definition of the term Requisite Lenders or the percentage of Lenders which shall be required for Lenders to take any action hereunder; (e) release Collateral (except if the sale, disposition or release of such Collateral is permitted under Section 1.6 or 1.7 above or any other Loan Document); (f) amend or waive this Section 9.17 or the definitions of the terms used in this Section 9.17 insofar as the definitions affect the substance of this Section 9.17; or (g) consent to the assignment, delegation or other transfer by any party of any of its rights and obligations under any Loan Document; and provided, further, that no amendment, modification, termination or waiver affecting the rights or duties of Agent under any Loan Document shall in any event be effective, unless in writing and signed by Agent, in addition to all Lenders required to take such action. Notwithstanding anything to the contrary in this Section 9.17, Agent and Borrower may execute amendments to this Agreement and the other Loan Documents for the purpose of correcting typographical errors without the consent of Lenders. Each amendment, modification, termination or waiver shall be effective only in the specific instance and for the specific purpose for which it was given. No amendment, modification, termination or waiver shall be required for Agent to take additional Collateral pursuant to any Loan Document. No notice to or demand on Borrower or any other party in any case shall entitle Borrower or any other party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 9.17 shall be binding upon each holder of the Notes at the time outstanding, each future holder of the Notes and, if signed by a party, upon such party.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement or has caused the same to be executed by their duly authorized representatives as of the date first above written.

                                  AHC BORROWER I, INC., a Delaware corporation, as Borrower


                                  By    \s\ Mark W. Ohlendorf
                                      ------------------------------------------
                                      Mark W. Ohlendorf
                                      Its Vice President



                                  HELLER HEALTHCARE FINANCE, INC.,
                                  a Delaware corporation, as Agent and a Lender


                                  By    \s\ Raymond J. Lewis
                                      ------------------------------------------
                                      Raymond J. Lewis
                                      Its Executive Vice President






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